EXHIBIT 4.1

CAMERON HIGHWAY OIL PIPELINE COMPANY

$415,000,000

5.86% Series A Senior Secured Notes due December 15, 2017

Floating Rate Series B Senior Secured Notes due December 15, 2017

NOTE PURCHASE AGREEMENT

Dated December 15, 2005

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedules and Exhibits

Schedule A	--	Information Relating To Purchasers
Schedule B	--	Defined Terms
Schedule C	--	Information Relating To Borrower
Schedule I	--	Material Project Documents

Schedule 5.3	--	Disclosure Materials
Schedule 5.4	--	Officers
Schedule 5.5	--	Financial Statements
Schedule 5.10	--	Borrower Assets
Schedule 6.3	--	Note Legend
Schedule 9.2	--	Insurance
Schedule 10.1	--	Existing Affiliate Transactions
Schedule 10.3	--	Permitted Disposition
Schedule 10.6	--	Restrictive Agreements

Exhibit 1.1	--	Form of 5.86% Series A Senior Secured Note due December 15, 2017
Exhibit 1.2	--	Form of Floating Rate Series B Senior Secured Note due December 15, 2017

Exhibit 4.4(a)	--	Form of Opinion of Bracewell & Giuliani LLP, Special Counsel for the Borrower, Enterprise Chops and Manta Ray
Exhibit 4.4(b)	--	Form of Opinion of Carol F. Melcher, Associate General Counsel of Enterprise
Exhibit 4.4(c)	--	Form of Opinion of Baker Botts L.L.P., Special Counsel for Valero CHOPS
Exhibit 4.4(d)	--	Form of Opinion of Jay Browning, Vice President - Corporate Law and Secretary of Valero
Exhibit 4.4(e)	--	Form of Opinion of Liskow & Lewis, Special Louisiana Counsel of the Borrower
Exhibit 4.4(f)	--	Form of Opinion of Special Counsel for the Purchasers

Exhibit 4.11(a)	--	Form of Collateral Agency Agreement
Exhibit 4.11(b)	--	Form of Deposit and Disbursement Agreement
Exhibit 4.11(c)	--	Form of Security Agreement
Exhibit 4.11(d)	--	Form of Pledge Agreement
Exhibit 4.11(e)	--	Form of Mortgage
Exhibit 4.11(f)	--	Form of JPMorgan Account Control Agreement

Exhibit A	--	Manta Ray Consent
Exhibit B	--	Terms of Subordination

CAMERON HIGHWAY OIL PIPELINE COMPANY

2727 North Loop West

Suite 700

Houston, Texas 77008

5.86 % Series A Senior Secured Notes due December 15, 2017

Floating Rate Series B Senior Secured Notes due December 15, 2017

December 15, 2005

To each of the Purchasers

listed in Schedule A hereto:

Ladies and Gentlemen:

CAMERON HIGHWAY OIL PIPELINE COMPANY, a Delaware general partnership (the “Borrower”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

WHEREAS, pursuant to a certain Amended and Restated Credit Agreement dated as of June 29, 2005 (the "SunTrust Credit Agreement"), by and among the Borrower, SunTrust Bank, as Administrative Agent and Collateral Agent, and the other lenders party thereto, the lenders under the SunTrust Credit Agreement made certain term loans to the Borrower in an aggregate original principal amount of $415,000,000 for the purposes described therein; and

WHEREAS, the parties hereto wish to amend and restate the SunTrust Credit Agreement in its entirety as more fully set forth herein and to have such indebtedness be governed by the terms and conditions of this Agreement and the other Financing Documents.

NOW, THEREFORE, the Borrower and the Purchasers agree that as of the date of Closing, the SunTrust Credit Agreement shall be amended and restated in its entirety as set forth herein.

SECTION 1.	AUTHORIZATION OF NOTES.

The Borrower will authorize the issue and sale of:

(a)          $365,000,000 aggregate principal amount of its 5.86% Series A Senior Secured Notes due December 15, 2017 (including any amendments, restatements or modifications from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13), and

(b)          $50,000,000 aggregate principal amount of its Floating Rate Series B Senior Secured Notes due December 15, 2017 (including any amendments, restatements or modifications from time to time, the “Series B Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13).

The Series A Notes and the Series B Notes are referred to herein, collectively, as the “Notes”. The Series A Notes and the Series B Notes shall be substantially in the forms set out in Exhibit 1.1 and Exhibit 1.2, respectively, in each case with such changes therefrom, if any, as may be approved in writing by the Purchasers and the Borrower. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, references to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Borrower will issue and sell to each Purchaser and each Purchaser will purchase from the Borrower, at the Closing provided for in Section 3, Notes in the principal amount and in the Series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof, provided that the Borrower’s obligation to sell the Notes shall be contingent upon the purchase of all the Notes by the Purchasers. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, at a closing (the “Closing”) on December 15, 2005 or on such other Business Day thereafter on or prior to December 30, 2005 as may be agreed upon by the Borrower and the Purchasers. At the Closing the Borrower will deliver the Global Notes to DTC or the Fiscal Agent, as custodian for DTC, evidencing the aggregate principal amount of the Notes to be purchased by the Purchasers, against delivery by each of the Purchasers of the respective principal amounts specified opposite such Purchaser’s name in Schedule A to the Borrower or its order in immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Borrower to account number 908 800 1944 at SunTrust Bank, 303 Peachtree Street, Atlanta, Georgia 30308, ABA number 061000104, SunTrust Agency Services, Reference CHOPS. If at the Closing the Borrower shall fail to tender such Global Notes as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.	Representations and Warranties.

The representations and warranties of the Borrower in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.	Performance; No Default.

The Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. The Borrower shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.2, 10.3, 10.4, 10.6, 10.7 (except for the Indebtedness under the SunTrust Credit Agreement being refinanced hereby), 10.8 (except for Liens securing the Indebtedness under the SunTrust Credit Agreement being refinanced hereby), 10.9, 10.10, 10.11, 10.12, 10.13 or 10.14 had such Sections applied since such date.

Section 4.3.	Compliance Certificates.

(a)          Officer’s Certificate. The Borrower shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)          Secretary’s Certificates. The Borrower shall have delivered to such Purchaser a certificate of the Secretary or Assistant Secretary of the Borrower, each of the Partners and Manta Ray, dated the date of Closing, certifying as to (i) the resolutions attached thereto and other partnership or limited liability company proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Financing Documents and (ii) copies (attached to such certificate) of (A) all agreements, indentures or notes governing the terms of any Indebtedness of the Borrower in an aggregate principal amount of $5,000,000 or more, (B) all Purchase and Sale Agreements, (C) all Material Project Documents, (D) the Assignment (CHOPS) and (E) the Participation Agreement, which together shall constitute all material agreements, documents and instruments to which the Borrower or its assets are bound.

Section 4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Bracewell & Giuliani LLP, counsel for the Borrower, Enterprise Chops and Manta Ray, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Borrower hereby requests such counsel to deliver such opinion to the Purchasers), (b) from Carol F. Melcher, Associate General Counsel of Enterprise, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Borrower hereby requests such counsel to deliver such opinion to the Purchasers), (c) from Baker Botts L.L.P., counsel for Valero CHOPS, covering the matters set forth in Exhibit 4.4(c) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Borrower hereby requests such counsel to deliver such opinion to the Purchasers), (d) from Jay Browning, Vice President - Corporate Law and Secretary of Valero, covering the matters set forth in Exhibit 4.4(d) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Borrower hereby requests such counsel to deliver such opinion to the Purchasers), (e) from Liskow & Lewis, Louisiana counsel for the Borrower covering the matters set forth in Exhibit 4.4(e) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Borrower hereby requests its counsel to deliver such opinion to the Purchasers) and (f) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(f) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.	Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax (other than income, franchise or similar taxes), penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Borrower shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Borrower shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Borrower at least one Business Day prior to the Closing.

Section 4.8.	Private Placement Number.

A CUSIP Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes.

Section 4.9.	Changes in Structure.

The Borrower shall not have changed its jurisdiction of formation, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Borrower confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.	Security Documents.

(a)          Collateral Agency Agreement. The Purchasers, the Collateral Agent, the Borrower, the Partners and Manta Ray shall have entered into a Collateral Agency Agreement, substantially in the form of Exhibit 4.11(a) (as the same may be amended, restated or otherwise modified from time to time, the “Collateral Agency Agreement”).

(b)          Deposit and Disbursement Agreement. The Borrower and the Collateral Agent shall have entered into a Deposit and Disbursement Agreement, substantially in the form of Exhibit 4.11(b) (as the same may be amended, restated or otherwise modified from time to time, the “Deposit and Disbursement Agreement”).

(c)          Security Agreement. The Borrower shall have executed and delivered an amended and restated security agreement to the Purchasers in favor of the Collateral Agent on behalf of the holders of Notes, substantially in the form of Exhibit 4.11(c) (as the same may be amended, restated or otherwise modified from time to time, the “Security Agreement”).

(d)          Pledge Agreements. Each Partner shall have executed and delivered an amended and restated pledge agreement to the Purchasers in favor of the Collateral Agent on behalf of the holders of Notes, substantially in the form of Exhibit 4.11(d) (as the same may be amended, restated or otherwise modified from time to time, collectively, the “Pledge Agreements”).

(e)          Mortgages. The Borrower and Manta Ray shall have executed and delivered amended and restated mortgages, deeds of trust, security agreements and fixture filings in favor of the Collateral Agent on behalf of the holders of Notes, substantially in the form of Exhibit 4.11(e) in respect of the Real Estate (as the same may be amended, restated or otherwise modified from time to time, collectively, the “Mortgages”).

(f)           JPMorgan Account Control Agreement.  The Borrower, the Collateral Agent and the Disbursement Agent shall have entered into a Blocked Accounts Control

Agreement, substantially in the form of Exhibit 4.11(f) (as the same may be amended, restated or otherwise modified from time to time, the “JPMorgan Account Control Agreement”).

(g)          Registration and Filings. The Borrower shall have delivered to the Purchasers and caused to be filed UCC-1 financing statements in respect of the security interests created by the Security Agreement in the office of each appropriate Governmental Authority.

Section 4.12.	Existing Purchase and Sale Agreements.

Each Existing Purchase and Sale Agreement, reflecting the dedication by the Material Producer party thereto of specified volumes of Dedicated Production (as defined in such Purchase and Sale Agreement) for delivery on the Cameron Highway Oil Pipeline, shall be on terms and conditions satisfactory to the Purchasers.

Section 4.13.	Debt Service Reserve Amount.

The Borrower shall have provided the Purchasers with evidence that the Debt Service Reserve Account is fully funded with the Debt Service Reserve Amount or one or more Debt Service Reserve Letters of Credit have been issued in lieu thereof for the benefit of the Collateral Agent.

Section 4.14.	Pro Forma Projections.

The Borrower shall have provided the Purchasers with pro forma projections demonstrating that the Borrower will have a Debt Service Coverage Ratio of not less than 1.50 to 1.00 for each period of four consecutive fiscal quarters commencing on March 31, 2006 and continuing through the Maturity Date, such projections to be in form and detail satisfactory to the Purchasers (such projections, as updated pursuant to Section 7.1(h) are referred to as the “Projections”) .

Section 4.15.	Independent Engineers Report.

The Purchasers shall have received copies of the report of the Independent Engineer relating to the Project.

Section 4.16.	Independent Reserve Engineers Report.

The Purchasers shall have received copies of the report of the Independent Reserve Engineer regarding the fields served or to be served by the Project .

Section 4.17.	Insurance.

The Purchasers shall have received (a) a copy of the report from Moore-McNeil, LLC (the "Insurance Consultant"), stating that all insurance policies required by Section 9.2 have been obtained, provide coverages that are reasonably expected to protect the Borrower and the Project and the Borrower’s properties and businesses, are fully paid and in full force and effect and contain all the respective provisions required to be contained therein under Section 9.2, and (b) a certificate of an authorized representative of the Insurance Consultant certifying that the insurance specified in such certificate is in full force and effect, that such insurance complies with Section 9.2 and that all premiums on such insurance are current.

Section 4.18.	Payoff of SunTrust Credit Agreement.

The Borrower shall have provided the Purchasers with a payoff letter from the Administrative Agent, indicating the amount of the loan obligations of the Borrower under the SunTrust Credit Agreement to be discharged on the date of Closing.

Section 4.19.	Consents.

The Borrower shall have provided the Purchasers with duly executed copies of the Consents and the Borrower shall have sent a notice to the counterparties to such Consents (other than in respect of the Manta Ray Consent which shall be in the form of a new Consent substantially in the form of Exhibit A) notifying them that the Collateral Agent is the successor collateral agent to SunTrust Bank, in its capacity as the collateral agent under the SunTrust Credit Agreement.

Section 4.20.	Perfection Certificates and Lien Search Results.

The Borrower and each of the Partners shall have provided the Purchasers with a completed and fully executed perfection certificate and the results of Lien searches indicating no Liens other than (a) Permitted Encumbrances and (b) those Liens securing the SunTrust Credit Agreement and otherwise in form and substance satisfactory to the Purchasers.

Section 4.21.	Validity of Liens.

The Security Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first (except for Permitted Encumbrances) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to perfect such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

Section 4.22.	Proceedings and Documents.

All partnership and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to each Purchaser that:

Section 5.1.	Organization; Power and Authority.

The Borrower is a general partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2.	Authorization.

This Agreement, the Notes, the other Financing Documents and the Project Documents to which the Borrower, any Partner or Manta Ray is a party have been duly authorized by all necessary action on the part of such Person, and the Financing Documents and the Project Documents constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Borrower, each Partner and Manta Ray, as applicable, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.	Disclosure.

The Borrower, through its agent, SunTrust Capital Markets, Inc., has delivered to each Purchaser a copy of a Confidential Offering Memorandum, dated November 2005 (including the exhibits and attachments thereto, the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the Project, the general nature of the business and principal properties of the Borrower. This Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 by or on behalf of the Borrower in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to the date of Closing (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, except that the Disclosure Documents do not undertake to describe matters of a general economic nature or the statutes, rules and regulations (although, to the knowledge of the Borrower, none of such matters, statutes, rules or regulations could reasonably be expected to have a Material Adverse Effect) that apply to pipeline companies generally; provided, however, that, with respect to any estimates or projections contained in any such statements, exhibits, documents, reports, financial statements, certificates or other information the Borrower represents only that such estimates or projections are based upon information that was reasonably believed to be correct on the date of Closing and upon reasonable assumptions on the date of Closing and the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate. Except as disclosed in the Disclosure Documents, since December 31, 2004, there has been no change in the financial condition, operations, business, properties or prospects of the Borrower or the Project except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents and, to the knowledge of the Borrower, the statutes, rules and regulations referenced above could not reasonably be expected to have a Material Adverse Effect.

Section 5.4.	Subsidiaries; Partners; Officers.

The Borrower has no Subsidiaries. The Borrower has no directors. The Partners are the only partners of the Borrower. Schedule 5.4 contains a complete and correct list of the Borrower’s officers.

Section 5.5.	Financial Statements; Material Liabilities.

The Borrower has delivered to each Purchaser copies of the financial statements of the Borrower listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Borrower as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Borrower does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.	Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Borrower of each of the Financing Documents to which it is a party will not (a) violate the Partnership Agreement, (b) violate or constitute a default under, or result in the creation of any Lien (other than any Lien which is a Permitted Encumbrance) in respect of any property of the Borrower under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Borrower is bound or by which the Borrower or any of its properties may be bound or affected, (c) conflict with or result in a breach by the Borrower, any Partner or Manta Ray of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower, any Partner or Manta Ray or (d) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower, any Partner or Manta Ray.

Section 5.7.	Governmental Authorizations, Etc.

(a)          All Governmental Approvals, including without limitation, all Material Permits, that are at any time required to be obtained or made by the Borrower in connection with (i) the development, use, ownership, financing and maintenance of the Project and (ii) the granting of Liens under, and the execution, delivery and performance by the Borrower of, the Transaction Documents, have been (or will be at such time as it is necessary for them to be) obtained and are in full force and effect except to the extent that failure to obtain or maintain such Governmental Approvals and Material Permits could not reasonably be expected to have a Material Adverse Effect. No material change in the facts or circumstances reported or assumed in the applications for the granting of such Material Permits exists (except such change which could not reasonably be expected to result in any revocation of such Material Permits or any material fine, penalty or other action being taken against the Borrower by any Governmental Authority), and there are no proceedings pending or, to the knowledge of the Borrower, threatened which would reasonably be expected to jeopardize the validity of such Material Permits or have a Material Adverse Effect. The Borrower does not have any reason to believe that it will be unable to obtain or maintain the Material Permits in the ordinary course of business and at such time or times as may be necessary to avoid any substantial delay in, or material impairment to, the consummation and performance of the transactions contemplated by the Transaction Documents.

(b)          All Governmental Approvals and other filings, recordings, registrations and other actions have been or will in connection with the Closing, be made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens provided for in the Security Documents, and the Security Documents shall constitute a valid, direct, continuing first priority Lien on the Collateral, subject only to Permitted Encumbrances and other Liens permitted by the Financing Documents.

Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a)          There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Partner, Manta Ray, the Project or any other property of the Borrower in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)          Neither the Borrower, any Partner or Manta Ray is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA Patriot Act, the Outer Continental Shelf Lands Act of 1953, as amended from time to time, or any regulations of FERC) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.	Taxes.

The Borrower has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower has established adequate reserves in accordance with GAAP. The Borrower knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Borrower have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all calendar years up to and including the calendar year ended December 31, 2001.

Section 5.10.	Title to Property; Leases.

The Borrower has good and sufficient title to its properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Borrower after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. As of the date of Closing, the Borrower has no Material assets other than the Project Documents and the other assets listed on Schedule 5.10 and has not entered into any material agreements or incurred any material obligations other than as contemplated by this Agreement or the Project Documents. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.	Licenses, Permits, Etc.

(a)          The Borrower owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for such failures to own or possess and such conflicts that could not reasonably be expected to result in a Material Adverse Effect.

(b)          To the best knowledge of the Borrower, no product or service of the Borrower infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for such infringements that could not reasonably be expected to result in a Material Adverse Effect.

(c)          To the best knowledge of the Borrower, there is no Material violation by any Person of any right of the Borrower with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Borrower, except for such violations that could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12.	Compliance with ERISA.

(a)          The Borrower does not maintain, sponsor or contribute to any Plan and does not have any ERISA Affiliates. The Borrower has no employees.

(b)          The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)(D) of the Code. The representation by the Borrower to each Purchaser in the first sentence of this Section 5.12(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.	Private Offering by the Borrower.

Neither the Borrower nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than three (3) other Institutional Investors (as defined in clause (c) of the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Borrower nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.	Use of Proceeds; Margin Regulations.

The Borrower will apply the proceeds of the sale of the Notes as set forth in “Executive Summary - Sources and Uses” of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the assets of the Borrower and the Borrower does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.	Existing Indebtedness; Future Liens.

(a)          After giving effect to the issuance of the Notes and the application of the proceeds therefrom as described in Section 5.14, the Borrower will have no Indebtedness outstanding other than the Indebtedness evidenced by the Notes. The Borrower is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Borrower and no event or condition exists with respect to any Indebtedness of the Borrower that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)          The Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Encumbrances.

(c)          Except as pursuant to the terms of this Agreement, the Borrower is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other agreement (including, but not limited to, its partnership agreement or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower.

Section 5.16.	Foreign Assets Control Regulations, Etc.

(a)          Neither the sale of the Notes by the Borrower hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)          Neither the Borrower nor any Partner or Sponsor (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Borrower, the Partners and the Sponsors are in compliance, in all material respects, with the USA Patriot Act.

(c)          No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower, any Partner or any Sponsor.

Section 5.17.	Status under Certain Statutes.

Neither the Borrower nor any Partner is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in Section 5.14, none of them will be (1) a “holding company” or “public-utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder, or the Public Utility Holding Company Act of 2005, or (2) a "natural-gas company" within the meaning of the Natural Gas Act, 15 U.S.C. § 717, et seq. Neither the Borrower nor any Partner is subject to regulation under (A) the Investment Company Act of 1940, as amended, (B) the ICC Termination Act of 1995, as amended, and the regulations and orders thereunder, (C) the Federal Power Act, as amended (including any of the regulations and orders of the FERC thereunder), or (D) either the Interstate Commerce Act, or the Act of August 29, 1916 (known as the Pomerene Bills of Lading Act) as either was in effect on October 1, 1977, pursuant to 49 U.S.C. § 60502 (including, in each case, any regulation and orders thereunder).

Section 5.18.	Environmental Matters.

(a)          The Borrower has no knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Borrower or the Project or any of the Borrower’s other real properties now or formerly owned, leased or operated by it, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)          The Borrower has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to the Project or other real properties now or formerly owned, leased or operated by it or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)          The Borrower has not, in a manner contrary to any Environmental Law, stored any Hazardous Materials on the Real Estate or the Project or other real properties now or formerly owned, leased or operated by it and has not disposed of any Hazardous Materials, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d)          The Project and all buildings on all real properties now owned, leased or operated by the Borrower are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.	Business of Borrower.

(a)          The sole business of the Borrower is the ownership, financing and operation of the Project.

(b)	All insurance required by Section 9.2 is in full force and effect.

(c)          No event of force majeure under any Transaction Document has occurred and is continuing that could reasonably be expected to result in the termination of any Transaction Document or to have a Material Adverse Effect. Neither the business nor the property of the Borrower has been affected in any manner as a result of any Taking.

(d)          All easements, leaseholds, other property interests, all utility and other services, means of transportation, facilities, other materials and other rights that are necessary for the development and operation of the Project in accordance with all Governmental Requirements and the Transaction Documents (including, without limitation, gas, electrical, water and sewage services and facilities) have been procured pursuant to Transaction Documents or, to the best of the Borrower’s knowledge, are otherwise commercially available to the Project and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, leaseholds, interests, services, means of transportation, facilities, materials and rights, except where the failure to possess any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 5.20.	Ranking of Obligations.

The Borrower’s payment obligations under this Agreement and the other Financing Documents, will upon the issuance of the Notes to the extent paid from proceeds of the Collateral, rank senior to all other Indebtedness of the Borrower and will otherwise rank at least pari passu without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.

SECTION 6.	REPRESENTATIONS OF THE PURCHASER.
Section 6.1.	Purchase for Investment.

Each Purchaser severally represents that (a) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control, (b) it is a sophisticated entity with experience in investment and financing matters and is capable of understanding the merits and risks of an investment in the Notes, (c) it has been provided the opportunity to request information from and ask questions of the Borrower and (d) it (or the account or accounts on whose behalf it is purchasing) is an “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Borrower is not required to register the Notes.

Section 6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)          the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)          the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Borrower in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)          the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Borrower and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Borrower in writing pursuant to this clause (d); or

(e)          the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Borrower and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Borrower in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Borrower in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.	Legends.

Until the Resale Restriction Termination Date, the Notes shall bear the legend set forth on Schedule 6.3.

SECTION 7.	INFORMATION AS TO BORROWER.

Section 7.1.      Financial and Business Information. The Borrower shall (or shall cause the Fiscal Agent to) deliver to each beneficial holder of Notes that is an Institutional Investor:

(a)          Quarterly Statements - within 60 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)	a balance sheet of the Borrower as at the end of such quarter, and

(ii)          statements of income, changes in partners’ equity and cash flows of the Borrower, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Borrower and its results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the Borrower shall be deemed to have made such delivery required above if it shall have timely made such materials available on Intralinks (at the date of this Agreement located at: http//www.intralinks.com) or a comparable electronic posting medium as to which the holders of Notes have been notified and provided access information and Borrower shall (A) have given each beneficial holder of Notes prior electronic notice of such availability on Intralinks in connection with each delivery (such availability and electronic notice thereof being referred to as “Electronic Delivery”) and (B) deliver paper copies of such materials to any beneficial holder of Notes that requests that the Borrower deliver paper copies until a written request to cease delivering paper copies is given by such beneficial holder of Notes;

(b)          Annual Statements - within 120 days after the end of each fiscal year of the Borrower, duplicate copies of:

(i)	a balance sheet of the Borrower as at the end of such year, and

(ii)          statements of income, changes in partners’ equity and cash flows of the Borrower for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Borrower and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided, that the Borrower shall be deemed to have made delivery of such required materials if it shall (A) have made timely Electronic Delivery thereof and (B) have delivered paper copies of such materials to any beneficial holder of Notes that requests that the Borrower deliver paper copies until a written request to cease delivering paper copies is given by such beneficial holder of Notes;

(c)          SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such beneficial holder), and each prospectus and all amendments thereto filed by the Borrower with the SEC and of all press releases and other statements made available generally by the Borrower to the public concerning developments that are Material, provided, that the Borrower shall be deemed to have made delivery of such required materials if it shall (A) have made timely Electronic Delivery thereof and (B) have delivered paper copies of such materials to any beneficial holder of Notes that requests that the Borrower deliver paper copies until a written request to cease delivering paper copies is given by such beneficial holder of Notes;

(d)          Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(e)          ERISA Matters - promptly, and in any event within 30 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)         any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)           Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Borrower or any Partner from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)          Material Documents - promptly, and in any event within 30 days of receipt thereof, copies of any termination or event of default notice under any Material Document;

(h)          Projections - promptly, and in any event not less than 30 days prior to the incurrence of any Permitted Indebtedness (of the type defined in clause (a) of such definition), revised Projections as of the day of incurrence of such Permitted Indebtedness through the Maturity Date, which revised Projections shall take into account the actual then financial results for the period of four consecutive fiscal quarters most recently ended and any facts and circumstances relevant to the Projections that have changed between the date of Closing (or the date of delivery of the then most recently delivered Projections) and the date that such updated Projections are delivered to the holders of Notes, which revised Projections shall, in each case, be in form and based upon assumptions reasonably acceptable to the Required Holders and which will set forth a summary description of any changes in the assumptions used in preparation of previous Projections delivered to the holders of the Notes, provided, that the Borrower shall be deemed to have made delivery of such Projections if it shall (A) have made timely Electronic Delivery thereof and (B) have delivered paper copies of such Projections to any beneficial holder of Notes that requests that the Borrower deliver paper copies until a written request to cease delivering paper copies is given by such beneficial holder of Notes;

(i)           Governmental Jurisdiction - promptly, and in any event within 30 days after a Responsible Officer becoming aware thereof, notice of the occurrence of the commencement of any proceeding before any Governmental Authority seeking to subject the Project to the jurisdiction of any Governmental Authority;

(j)           Notices regarding Material Producers - promptly, and in any event within 30 days of the Responsible Officer obtaining actual knowledge thereof, notice that any Material Producer is engaged in ongoing, bona fide negotiations relating to the transfer of, or is transferring or has transferred, its obligations under its Purchase and Sale Agreement, in whole or in part;

(k)          Information Required by Rule 144A - promptly, upon the request of the holder or beneficial holder of any Note, provide such holder or such beneficial holder, and any Qualified Institutional Buyer designated by such holder or beneficial holder, such financial and other information as such holder or beneficial holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes or the resale of beneficial interests in the Notes, except at such times as the Borrower is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act; and

(l)           Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any Partner or relating to the ability of the Borrower to perform its obligations under the Financing Documents as from time to time may be reasonably requested by any such beneficial holder of Notes.

Section 7.2.      Officer’s Certificate. Each set of financial statements delivered to a beneficial holder of Notes pursuant to Section 7.1 (a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)          Covenant Compliance - the information (including reasonably detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Section 10.15 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence and any computation required to show that any Indebtedness incurred by the Borrower during such period was Permitted Indebtedness); and

(b)          Event of Default - a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower from statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists

(including, without limitation, any such event or condition resulting from the failure of the Borrower to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto, provided, that the Borrower shall be deemed to have made delivery of such required certificates if it shall (A) have made timely Electronic Delivery thereof and (B) have delivered paper copies of such certificates to any beneficial holder of Notes that requests that the Borrower deliver paper copies until a written request to cease delivering paper copies is given by such beneficial holder of Notes

Section 7.3.     Visitation. The Borrower shall permit the representatives of each beneficial holder of Notes that is an Institutional Investor:

(a)          No Default - if no Default or Event of Default then exists, at the expense of such beneficial holder and upon reasonable prior notice to the Borrower, (i) to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower (other than the Project), all at such reasonable times and as often as may be reasonably requested in writing; provided, however, that the Borrower shall be provided with an opportunity to be present at any such discussion with such accountants and (ii) no more frequently than once each calendar year for all of the Noteholders (such visit to be coordinated among all of the Noteholders), to visit the Project; and

(b)          Default - if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect the Project or any of the offices or properties of the Borrower, to examine all of its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower), all at such times and as often as may be requested; provided, however, that the Borrower shall be provided with an opportunity to be present at any such discussion with such accountants;

provided, however, that the Borrower (except to the extent of the Borrower’s, Manta Ray’s or any of their Affiliates’ negligence or misconduct) shall not be liable for any injury to, or the death of, any person participating in the exercise of such inspection rights.

Section 7.4.      Limitation on Disclosure Obligation. The Borrower shall not be required to disclose information pursuant to Sections 7.1(j) and (l) and Section 7.3 that:

(a)          the Borrower determines after consultation with counsel (which may be internal counsel) qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing such information by applicable law or regulations; or

(b)          the Borrower determines after consultation with counsel (which may be internal counsel) qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, the Borrower is prohibited from disclosing such information by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Borrower and not entered into in contemplation of this clause (b), or the Borrower could be otherwise subject to legal liability as a result of such disclosure, provided that the Borrower shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.	Required Payments.

(a)          The Borrower will prepay the principal amount of the Series A Notes on the dates and in the amounts (or such lesser principal amount as shall then be outstanding) set forth in the table below, at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Series A Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment.

Date	Principal Amount of Series A Notes to be Prepaid
March 31, 2008	$5,496,987.95
June 30, 2008	$5,496,987.95
September 30, 2008	$5,496,987.95
December 31, 2008	$5,496,987.95
March 31, 2009	$5,496,987.95
June 30, 2009	$5,496,987.95
September 30, 2009	$5,496,987.95
December 31, 2009	$5,496,987.95
March 31, 2010	$10,993,975.90
June 30, 2010	$10,993,975.90
September 30, 2010	$10,993,975.90
December 31, 2010	$10,993,975.90
March 31, 2011	$12,093,373.49
June 30, 2011	$12,093,373.49
September 30, 2011	$12,093,373.49
December 31, 2011	$12,093,373.49
March 31, 2012	$13,192,771.08

Date	Principal Amount of Series A Notes to be Prepaid
June 30, 2012	$13,192,771.08
September 30, 2012	$13,192,771.08
December 31, 2012	$13,192,771.08
March 31, 2013	$13,192,771.08
June 30, 2013	$13,192,771.08
September 30, 2013	$13,192,771.08
December 31, 2013	$13,192,771.08
March 31, 2014	$12,093,373.49
June 30, 2014	$12,093,373.49
September 30, 2014	$12,093,373.49
December 31, 2014	$12,093,373.49
March 31, 2015	$10,993,975.90
June 30, 2015	$10,993,975.90
September 30, 2015	$10,993,975.90
December 31, 2015	$10,993,975.90
March 31, 2016	$4,397,590.36
June 30, 2016	$4,397,590.36
September 30, 2016	$4,397,590.36
December 31, 2016	$4,397,590.36
March 31, 2017	$3,298,192.77
June 30, 2017	$3,298,192.77
September 30, 2017	$3,298,192.77
December 15, 2017	$3,298,192.77

(b)          On the Interest Payment Dates closest to the dates set forth in the table below the Borrower will prepay the principal amount (or such lesser principal amount as shall then be outstanding) of the Series B Notes in the amounts set forth in the table below opposite the applicable date, at par and without payment of the LIBOR Breakage Amount or any premium, provided that upon any partial prepayment of the Series B Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Series B Notes becoming due under this Section 8.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series B Notes is reduced as a result of such prepayment.

Date	Principal Amount of Series B Notes to be Prepaid
March 31, 2008	$753,012.05
June 30, 2008	$753,012.05
September 30, 2008	$753,012.05
December 31, 2008	$753,012.05
March 31, 2009	$753,012.05
June 30, 2009	$753,012.05
September 30, 2009	$753,012.05
December 31, 2009	$753,012.05
March 31, 2010	$1,506,024.10
June 30, 2010	$1,506,024.10
September 30, 2010	$1,506,024.10
December 31, 2010	$1,506,024.10
March 31, 2011	$1,656,626.51
June 30, 2011	$1,656,626.51
September 30, 2011	$1,656,626.51
December 31, 2011	$1,656,626.51
March 31, 2012	$1,807,228.92
June 30, 2012	$1,807,228.92
September 30, 2012	$1,807,228.92
December 31, 2012	$1,807,228.92
March 31, 2013	$1,807,228.92
June 30, 2013	$1,807,228.92
September 30, 2013	$1,807,228.92
December 31, 2013	$1,807,228.92
March 31, 2014	$1,656,626.51
June 30, 2014	$1,656,626.51
September 30, 2014	$1,656,626.51
December 31, 2014	$1,656,626.51
March 31, 2015	$1,506,024.10
June 30, 2015	$1,506,024.10
September 30, 2015	$1,506,024.10
December 31, 2015	$1,506,024.10
March 31, 2016	$602,409.64
June 30, 2016	$602,409.64
September 30, 2016	$602,409.64

Date	Principal Amount of Series B Notes to be Prepaid
December 31, 2016	$602,409.64
March 31, 2017	$451,807.23
June 30, 2017	$451,807.23
September 30, 2017	$451,807.23
December 15, 2017	$451,807.23

Section 8.2.	Optional Prepayments.

(a)          Series A Notes. The Borrower may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series A Notes (but if in part, in an amount not less than $5,000,000 or such lesser amount of the Series A Notes as shall then be outstanding), at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Borrower will give (or will cause the Fiscal Agent to give) each beneficial holder of Series A Notes written notice of each optional prepayment under this Section 8.2(a) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series A Notes to be prepaid on such date, the principal amount of each Series A Note beneficially held by such beneficial holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Borrower shall deliver (or shall cause the Fiscal Agent to deliver) to each beneficial holder of Series A Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b)          Series B Notes. On or before the second anniversary of the date of the Closing, the Borrower may not, except as provided in Sections 8.3 and 8.4, prepay the outstanding principal balance of the Series B Notes in whole or in part. At any time after the second anniversary of the date of Closing, the Borrower may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series B Notes (but if in part, in an amount not less than $5,000,000 or such lesser amount of the Series B Notes as shall then be outstanding), at 100% of the principal amount so prepaid, and if such prepayment is made on any date other than the last day of the applicable Interest Period for any Series B Note, plus any LIBOR Breakage Amount in respect thereof. The Borrower will give (or will cause the Fiscal Agent to give) each beneficial holder of Series B Notes written notice of each optional prepayment under this Section 8.2(b) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business

Day), the aggregate principal amount of such Series B Notes to be prepaid on such date, the principal amount of each Series B Note beneficially held by such beneficial holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. At the request of the Borrower, the holders of the Series B Notes will provide a certificate to the Borrower setting forth, in reasonable detail, the calculation of the LIBOR Breakage Amount, if any, due in respect of such prepayment. Two Business Days prior to such prepayment, the Borrower shall deliver (or shall cause the Fiscal Agent to deliver) to each beneficial holder of Series B Notes a certificate of a Senior Financial Officer specifying the date of such prepayment and the calculation of interest to be paid on the prepayment date with respect to such principal amount being prepaid, as of the specified prepayment date.

Section 8.3.	Prepayment of Notes Upon a Change of Control.

(a)          Notice of Change of Control. The Borrower will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes. In the case that a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.3.

(b)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Change of Control Prepayment Date”) that is not less than 35 days and not more than 90 days after the date of such offer (if the Change of Control Prepayment Date shall not be specified in such offer, the Change of Control Prepayment Date shall be the 35th day after the date of such offer).

(c)          Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Borrower not more than 20 days after the date the written offer notice referred to in subsection (a) of this Section 8.3 is given to the holders of the Notes. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(d)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be (i) with respect to the Series A Notes, at 100% of the principal amount of such Series A Notes so prepaid, together with interest on such Series A Notes accrued to the applicable Change of Control Prepayment Date but without payment of a Make-Whole Amount or other premium; and (ii) with respect to the Series B Notes, at 100% of the principal amount of such Series B Notes so prepaid, plus the LIBOR Breakage Amount, if any, with respect thereto, together with interest on such Series B Notes accrued to the applicable Change of Control Prepayment Date. Each prepayment of Notes pursuant to this Section 8.3 shall be made on the applicable Change of Control Prepayment Date.

(e)          Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Borrower and dated the date of such offer, specifying: (i) the proposed Change of Control Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid as of the Change of Control Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change of Control (including, if known, the name or names of the Person or Persons acquiring control).

(f)           “Change of Control” Defined. A “Change of Control” shall occur if either (i) either (A) Enterprise, Valero and Valero LP, collectively, fail to own, directly or indirectly at least 50% of the legal, beneficial and Voting Stock of the Borrower, or (B) unless the Required Holders agree otherwise, at any time, Enterprise, Valero or Valero LP or a Subsidiary of Enterprise, Valero or Valero LP fails to be the operator of, and otherwise to operate and maintain, the Project or (ii) a change of control or similar type of event shall occur under any agreement, instrument or other document evidencing any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 to which the Borrower is a party and, as a result thereof (with or without the giving of notice or the passage of time) the Borrower is required to offer to prepay such Indebtedness or any other party thereto has the right to tender such Indebtedness for purchase, require such Indebtedness to be repurchased or declare that an event of default has occurred thereunder.

Section 8.4.	Prepayment of Notes Upon a Material Event of Loss.

(a)          Notice of Event of Loss. The Borrower will, within (i) sixty (60) days after any Responsible Officer has knowledge of the occurrence of any Material Event of Loss or (ii) ninety (90) days after a Material Event of Loss occurs, whichever is earlier, give written notice of such Material Event of Loss to each holder of Notes. In the case of a Material Event of Loss for which the Borrower does not use the Loss Proceeds received to rebuild or repair the Project as provided in the Deposit and Disbursement Agreement, the Borrower will offer to prepay the Notes as described in subparagraph (b) of this Section 8.4 and such offer shall be accompanied by the certificate described in subparagraph (e) of this Section 8.4.

(b)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.4 shall be an offer to prepay, in accordance with and subject to this Section 8.4, all or a portion of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) in an amount equal to such beneficial holder’s ratable portion of such Loss Proceeds on a date specified in such offer (the “Event of Loss Prepayment Date”) that is not more than 90 days after the date of receipt of such Loss Proceeds (if the Event of Loss Prepayment Date shall not be specified in such offer, the Event of Loss Prepayment Date shall be the 90th day after the date of receipt of such Loss Proceeds).

(c)          Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Borrower not more than 30 days after the date the written offer notice referred to in subsection (a) of this Section 8.4 is given to the holders of the Notes. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute a rejection of such offer by such holder.

(d)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be (i) with respect to the Series A Notes, at 100% of the principal amount of such Series A Notes so prepaid, together with interest on such Series A Notes accrued to the applicable Event of Loss Prepayment Date but without payment of a Make-Whole Amount or other premium; and (ii) with respect to the Series B Notes, at 100% of the principal amount of such Series B Notes so prepaid, plus the LIBOR Breakage Amount, if any, with respect thereto, together with interest on such Series B Notes accrued to the applicable Event of Loss Prepayment Date. Each prepayment of Notes pursuant to this Section 8.4 shall be made on the applicable Event of Loss Prepayment Date, and any such partial prepayment shall be applied ratably to the required payments of principal due thereon.

(e)          Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Borrower and dated the date of such offer, specifying: (i) the proposed Event of Loss Prepayment Date; (ii) that such offer is made pursuant to this Section 8.4; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid as of the Event of Loss Prepayment Date; (v) that the conditions of this Section 8.4 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Event of Loss.

Section 8.5.	Allocation of Partial Prepayments.

(a)          In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2, on or before the second anniversary of the date of Closing, such prepayment shall be applied only to the Series A Notes, and such prepayment shall be allocated among all of the Series A Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, and any such partial prepayment shall be applied ratably to the required payments of principal due thereon.

(b)          In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2 after the second anniversary of the date of Closing, the principal amount of the Series to be prepaid by the Borrower shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, and any such partial prepayment shall be applied ratably to the required payments of principal due thereon.

Section 8.6.	Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or LIBOR Breakage Amount, if any. From and after such date, unless the Borrower shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Borrower and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7.	Purchase of Notes.

The Borrower will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Borrower will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8.	Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Series A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series A Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Series A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Series A Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on

Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series A Note.

“Remaining Average Life” means, with respect to any Called Principal of any Series A Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Series A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9.	Interest Rate and Interest Payment Dates.

(a)          Series A Notes. Subject to the next succeeding sentence, each Series A Note shall bear interest on the outstanding principal amount thereof at the rate of five and eighty-six one hundredths of one percent (5.86%) per annum and such interest shall be payable to the holders of the Series A Notes, in arrears, quarterly on the last day of March, June, September and December in each year, commencing on March 31, 2006, until the principal amount of the Series A Notes in respect of which such interest shall have accrued shall become due and payable, all as more particularly set forth in the Series

A Notes. While an Event of Default is continuing, interest on the Series A Notes shall be payable at the rate set forth in Section 8.9(g)(i). Interest on the Series A Notes shall be calculated on the basis of a 360 day year of twelve 30 day months.

(b)          Series B Notes. Subject to Sections 8.9(e), (f) and (g) Section 8.10, the outstanding principal amount of each Series B Note shall bear interest, for each Interest Period, at the relevant LIBOR Rate for such Interest Period.

(c)          Calculation of Series B Interest. Interest on the Series B Notes shall be calculated on the basis of a 360 day year and the actual number of days elapsed, calculated as to each Interest Period or other period during which interest accrues from and including the first day thereof to but excluding the last day thereof.

(d)          Payment of Interest on Series B Notes. Subject to Section 8.9(b), interest on each Series B Note shall be payable (i) if the Interest Period is 3 months or less, on the last Business Day of each applicable Interest Period and (ii) if the Interest Period is more than 3 months, the date that is 3 months from the first day of such Interest Period (and if such date is not a Business Day, such date shall be extended to the next succeeding Business Day) and, in addition, the last Business Day of each applicable Interest Period (each such date, an “Interest Payment Date”).

(e)          Inability to Determine LIBOR Rate. If, prior to the first Business Day of any Interest Period, the basis for determining the LIBOR Rate ceases to be reported on Bloomberg page “Currency BBAM 1” (or in such other manner as provided for in the definition of LIBOR Rate) or such other service as has been nominated by the British Bankers’ Association as an authorized information vendor for purposes of displaying the basis for determining such rate) and if the Series B Required Holders, or their designated agent, shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, other adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, then the Series B Required Holders shall forthwith give notice thereof to the Borrower. If such notice is given, (i) the interest rate applicable to all Series B Notes for such Interest Period shall be the Prime Rate, determined and effective as of the first day of such Interest Period, (ii) each reference herein and in the Series B Notes to the “LIBOR Rate” shall be deemed thereafter to be a reference to the Prime Rate, and (iii) subject to Section 8.9(f) below, such substituted rate shall thereafter be determined by the Series B Required Holders in accordance with the terms hereof. Until notice contemplated by Section 8.9(f) is furnished by the Series B Required Holders, the LIBOR Rate (defined without giving effect to clause (ii) of this Section 8.9(e)) shall not apply to the Series B Notes.

(f)           Reinstatement of LIBOR Rate. If there has been at any time an interest rate substituted for the LIBOR Rate in accordance with Section 8.9(b) or Section 8.9(e) and if in the reasonable opinion of the Series B Required Holders, the circumstances causing such substitution have ceased, then the Series B Required Holders shall promptly notify the Borrower in writing of such cessation, and on the first day of the next succeeding Interest Period the LIBOR Rate shall be determined as originally defined hereby. Nevertheless, thereafter the provisions of Section 8.9(b) and Section 8.9(e) above shall continue to be effective.

(g)	Default Rate; Overdue Amounts.

(i)           Increase in Interest Rate; Event of Default.  Upon the occurrence of an Event of Default, the outstanding principal amount of each Note shall bear interest from and including the date of the occurrence of such Event of Default to, but excluding, the date when no Event of Default shall be continuing, at a rate per annum equal to the Default Rate.

(ii)          Interest and Other Amounts.  Any overdue payment of interest on the outstanding principal amount of any Notes, and any other overdue amount payable in accordance with the terms of the Financing Documents (regardless of whether the failure to make such payment constitutes an Event of Default), shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the greater of (1) the highest interest rate in effect from time to time with respect to any Note then outstanding prior to the occurrence of an Event of Default plus two percent (2%) per annum, and (2) the Prime Rate plus two percent (2%) per annum. This Section 8.9(g)(ii) shall not apply at any time when Section 8.9(g)(i) applies.

Section 8.10.	Yield Protection and Illegality.
(a)	Illegality.

(i)           Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any holder of the Series B Notes to maintain the LIBOR Rate on the Series B Notes, then by written notice to the Borrower:

(A)         such holder shall promptly notify the Borrower of such circumstances, including a description of and the effective date of such law, regulation or interpretation (which notice shall be withdrawn whenever such circumstances no longer exist);

(B)         such holder may require that the Series B Notes bear interest at the Prime Rate, in which event all such Series B Notes shall bear interest at the Prime Rate as of the effective date specified in such notice; and

(C)         such notice shall cease to be effective at such time as it shall no longer be unlawful for such holder to maintain the LIBOR Rate on the Series B Notes, and, effective as of the first day of the next succeeding Interest Period, the Notes shall bear interest in accordance with the provisions of Section 8.9(b).

(ii)          For purposes of this Section 8.10(a), a notice to the Borrower by a holder of any Series B Note shall be effective on the last day of the Interest Period during which such notice is given unless the effective date specified in such notice is an earlier date (which earlier date may be specified only if required by such change in law, regulation or interpretation), in which event such notice shall be effective as of such earlier date. If any such conversion to the Prime Rate occurs on a day which is not the last day of an Interest Period, the Borrower shall pay to such holder such amounts, if any, as may be required pursuant to Section 8.10(b).

(b)          Breakage Cost Indemnity. The Borrower agrees to indemnify each holder of the Series B Notes for, and promptly to pay to each such holder upon the written request of such holder, any amounts required to compensate such holder for any losses, costs or expenses sustained or incurred by such holder arising out of:

(i)           any event (including any acceleration of the Series B Notes in accordance with Section 12.1 and any prepayment of the Series B Notes pursuant to Section 8.2 or Section 8.3) which results in:

(A)         such holder receiving any amount on account of the principal of any Series B Note prior to the end of the Interest Period in effect therefor, or

(B)         the conversion of the interest rate applicable to any Series B Notes from the LIBOR Rate to the Prime Rate other than on the last day of the Interest Period in effect therefor; or

(ii)          the failure by the Borrower to pay any amount in respect of a payment or prepayment of the Series B Notes on the date due in respect thereof,

including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such holder to fund or maintain the LIBOR Rate (all such amounts, collectively, the “LIBOR Breakage Amount”).

A certificate of any such holder of the Notes setting forth, in reasonable detail, the calculations of any amount or amounts which such holder is entitled to receive pursuant to this Section 8.10(b), and the basis therefor, shall be delivered to the Borrower and shall be prima facie evidence of such amount absent manifest error unless the Borrower notifies such holder in writing to the contrary within thirty (30) days after such certificate is delivered to the Borrower. The provisions of this Section 8.10(b) shall remain operative and in full force and effect regardless of prepayment of the Series B Notes, the consummation of the transactions contemplated hereby, the repayment of any other of the Notes, the invalidity or unenforceability of any other term or provision of this

Agreement or any other Financing Document or any investigation made by or on behalf of any such holder.

(c)	Reserve Requirements; Change in Circumstances.

(i)           Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any holder of the Series B Notes of the principal thereof or interest thereon or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the gross revenues or overall net income of any such holder by the United States of America or the jurisdiction in which such holder is organized or has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any holder or shall impose on such holder or the London interbank market any other condition affecting this Agreement, or the Series B Notes, and the collective result of the foregoing shall be to increase the cost to any such holder of maintaining the LIBOR Rate on the Series B Notes or to reduce the amount of any sum received or receivable by any such holder hereunder or under the Series B Notes (whether of principal, interest or otherwise) by an amount deemed by such holder to be material, then such holder shall deliver a certificate setting forth such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered (and, in reasonable detail, the basis therefor).

(ii)          If, after the date of Closing, any holder of the Series B Notes shall have reasonably determined that

(A)         the adoption of any law, rule, regulation, agreement or guideline applicable to such holder regarding capital adequacy, or any amendment or other modification to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline was originally adopted before or after the date of the Closing),

(B)         any change in the interpretation or administration of any law, rule, regulation, agreement or guideline regarding capital adequacy applicable to such holder by any Governmental Authority charged with the interpretation or administration thereof, or

(C)         compliance by any holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority issued after the date of Closing,

has or would have the effect of reducing the rate of return on such holder’s capital as a consequence of the Series B Notes to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by such holder to be material, then from time to time the Borrower agrees to pay to such holder such additional amount or amounts as will compensate such holder for any such reduction suffered.

(iii)        A certificate of any holder of the Series B Notes setting forth, in reasonable detail, the calculation of the amount or amounts necessary to compensate such holder as specified in clause (i) or clause (ii) above and the basis therefor (which shall include notice of the law, regulations, guidelines, request or any interpretation thereof, of any Governmental Authority (whether or not having the force of law), as applicable, giving rise to such increased costs or reductions), shall be delivered to the Borrower and shall be prima facie evidence of such amount absent manifest error unless the Borrower notifies such holder in writing to the contrary within 30 days of the delivery of such certificate. The Borrower agrees to pay such holder the amount shown as due on any such certificate delivered by it within 10 Business Days after the Borrower’s receipt of the same. If the affected holder receives refund(s) or reimbursement(s) of such fees, expenses, charges or losses from any other source, such holder shall return all amounts received from the Borrower pursuant to this paragraph to the extent of such refunds or reimbursements.

(iv)         Failure or delay on the part of any holder of the Series B Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder’s right to demand such compensation with respect to such period or any other period. The protection of this paragraph shall be available to such holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have incurred or been imposed.

SECTION 9.	AFFIRMATIVE COVENANTS.

The Borrower covenants that so long as any of the Notes are outstanding:

Section 9.1.	Compliance with Law.

Without limiting Section 10.5, the Borrower will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all Governmental Approvals, certificates, permits (including all Material Permits) and franchises necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.	Insurance.

The Borrower, or the Sponsors on behalf of the Borrower, will maintain, with financially sound and reputable insurers, insurance with respect to the Borrower’s properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated but in no event less than the limits and coverages (the “Insurance Requirements”) described in Schedule 9.2. In addition:

(a)          Each policy for liability insurance shall provide for all losses to be paid directly to the Person who shall have incurred the damage or injury covered by such policy. If any policy for liability insurance described in Schedule 9.2 is permitted to be written on a “claims made” basis, such insurance policy shall have a retroactive date (as such term is specified in such policy) no later than the date of Closing. Each time any policy written on a “claims made” basis is not renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain, or cause to be obtained, for each such policy or policies the broadest basic and supplemental extended reporting period coverage, or “tail”, reasonably available in the commercial insurance market for each such policy or policies, as determined in the sole reasonable judgment of the Required Holders, but in no event less than five years after the expiration of such policy or policies.

(b)          Each policy for property damage, business interruption, terrorism and other property related insurance shall provide for all amounts payable by the insurer with respect to any property damage (except for Events of Loss that are not Material Events of Loss, so long as the Collateral Agent has not notified the payor under any such insurance policy that a Default or an Event of Default has occurred and is continuing) to be adjusted with the insured and the Collateral Agent and paid directly to the Collateral Agent on behalf of the holders of the Notes.

(c)          Each such policy shall (except as specifically set forth below), in addition, (i) be maintained with financially sound and responsible insurance carriers either (x) rated “A-X” or better by A.M. Best, Inc., (y) with a rating of A- or better by S&P or a rating agency of recognized standing acceptable to the Collateral Agent or (z) otherwise acceptable to the Required Holders; (ii) with respect to each policy for property and liability insurance (except workers compensation), name the Borrower as a named insured and the Collateral Agent (in its capacity as Collateral Agent and on behalf of the holders of the Notes) as an additional insured thereunder (without any representation or warranty by or obligation upon the Collateral Agent or any holder of Notes), (iii) with respect to each policy for liability insurance only, contain a severability of interests or cross liability clause, (iv) all policies shall provide that there shall be no recourse against any holder of Notes or the Collateral Agent for payment of premiums or other amounts with respect thereto, (v) all policies shall provide that, as against the Borrower, any holder of Notes and the Collateral Agent, there shall be no rights of subrogation, set-off, counterclaim or any other deduction, (vi) with respect to each policy, shall provide that such insurance shall be primary, without right of contribution from any other insurance which may be carried by the Collateral Agent or holder of Notes, (vii) with respect to each policy for property insurance only, provide that the Borrower shall in no event be deemed to be a co-insurer in respect of any covered claim or loss thereunder, (viii) provide that at least 30 days’ prior written notice of reduction, cancellation or lapse and at least 10 days’ prior written notice of non-payment of premium shall be given to the Collateral Agent by the insurer and (ix) provide that the Collateral Agent may (but shall not be obligated to) cure any lapse or breach by the Borrower during such 30 day period (or 10 day period, in the case of non-payment). Notwithstanding clause (i) above, the Borrower may utilize, or cause to be utilized, an Affiliate owned captive insurance program (“Captive Insurance”) so long as such Affiliate has reinsured all of its coverages (in excess of self insured retention of $10,000,000 per occurrence for property, forty-five (45) days for business interruption and $1,000,000 per occurrence in the aggregate for liability) with reinsurers that meet the requirements contained in clause (i) of the first sentence of this Section 9.2(c); provided, that if at any time such Affiliate (or the parent entity thereof) is rated lower than BBB- by Fitch or S&P or lower than Baa3 by Moody’s, then, within fifteen (15) days of such event, the Borrower shall (x) provide the Collateral Agent with automatic cut through clauses to such Affiliate’s insurers/reinsurers (as applicable), properly endorsed and evidenced, each in form and substance reasonably satisfactory to the Required Holders or (y) present certification of insurance written directly with acceptable insurance carriers meeting the requirements contained in clause (i) of the first sentence of this Section 9.2(c).

(d)          Annually, upon the anniversary of the renewal of each policy, the Borrower shall deliver to the Collateral Agent cover notes, certificates of insurance, or equivalent documentation satisfactory to the Collateral Agent in sufficient copies for each holder of Notes. In addition, if reasonably requested by the Collateral Agent, the Borrower shall furnish the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 9.2.

(e)          Concurrently with the furnishing of the certification referred to in clause (d) above and within 30 days following the renewal of any insurance policy, (i) with respect to all insurance that is not Captive Insurance, the Borrower shall furnish to the Collateral Agent a report of an independent broker, signed by an officer of the broker and (ii) with respect to all other insurance, the Borrower shall furnish to the Collateral Agent, a certificate for a Senior Financial Officer of the Borrower, in each case whether under clause (i) or (ii) above stating that (x) all premiums then due have been paid and that, in the opinion of such broker or Senior Financial Officer, as applicable, the insurance then carried or to be renewed is in accordance with the terms of this Section 9.2 and (y) no Material claims have been made against such insurance or reinsurance.

(f)           No provision of this Section 9.2 or any provision of this Agreement or any Transaction Document shall impose on any holder of Notes or the Collateral Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall any holder of Notes or the Collateral Agent be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

Section 9.3.	Maintenance of Properties.

The Borrower will maintain and keep, or cause to be maintained and kept, the Project and its other properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Borrower from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.	Payment of Taxes and Claims.

The Borrower will file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes, assessments, charges and levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower, provided that the Borrower need not pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Borrower on a timely basis in good faith and in appropriate proceedings, and the Borrower has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.	Existence, Etc.

The Borrower will at all times preserve and keep in full force and effect its partnership existence. The Borrower will at all times preserve and keep in full force and effect all rights and franchises of the Borrower unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6.	Books and Records.

The Borrower will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower.

Section 9.7.	Performance of Transaction Documents.

(a)          The Borrower shall perform and observe all terms and provisions of each Transaction Document to which it is a party, maintain such Transaction Documents in full force and effect in accordance with their terms (unless amended, modified, waived, cancelled, terminated or replaced in compliance with Section 10.9, 11(g), 11(h) or 11(o) for the applicable types of Transaction Documents), and enforce such Transaction Documents in accordance with their terms; except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower shall take all such action concerning enforcement of any Transaction Document as the Collateral Agent (as directed by the Required Holders) may from time to time reasonably request, except where the failure to enforce could not reasonably be expected to have a Material Adverse Effect. If any party to a Transaction Document (other than the Borrower, a holder of a Note or the Collateral Agent) asserts in writing its belief that a Transaction Document is not valid or binding upon such obligor, and, to the extent that the effect of any such Transaction Document not being valid or binding could reasonably be expected to have a Material Adverse Effect, the Borrower shall allow the Collateral Agent the right to participate in any proceeding relating thereto, but, so long as no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to the control thereof (it being agreed that the Collateral Agent's right to participate in any such proceeding shall include the right to receive, review and participate in non-privileged communications with the Borrower and its counsel but shall not include the right to participate as a named party in such proceeding or to employ separate counsel to represent the holders, except at the holders' expense).

Section 9.8.	Additional Consent Contracts.

If the Borrower or any Affiliate of the Borrower enters into an Additional Consent Contract with respect to the Project, the Borrower shall (a) promptly have such document assigned to it (if the Borrower is not already a party thereto) and (b) following the execution of such Additional Consent Contract, execute and deliver, and use commercially reasonable efforts to cause any other Transaction Parties to execute and deliver to the Collateral Agent, on behalf of the holders of the Notes, an Additional Consent with respect to such Additional Consent Contract.

Section 9.9.	Payment of Project Revenues.

The Borrower shall (a) instruct all Persons obligated to it for the payment of money to pay all such sums directly to the Disbursement Agent and (b) pay over to the Disbursement Agent promptly upon receipt all the Project Revenues in the form received (together with any required endorsements), all such funds to be held and disbursed by the Disbursement Agent in accordance with the Deposit and Disbursement Agreement and the JPMorgan Account Control Agreement.

Section 9.10.	Accounts.

With respect to each deposit account and securities account of the Borrower that is opened after the date of Closing, to the extent not covered by the JPMorgan Account Control

Agreement, the Borrower shall obtain duly executed Account Control Agreements with each bank that maintains such deposit accounts, and each securities intermediary that maintains such investment accounts, on behalf of the Borrower, as soon as practicable (and in any event within ten (10) Business Days after the opening of such account).

SECTION 10.	NEGATIVE COVENANTS.

The Borrower covenants that so long as any of the Notes are outstanding:

Section 10.1.	Transactions with Affiliates.

The Borrower will not enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except (a) for agreements existing on the date of Closing and described on Schedule 10.1, a copy of each such agreement having been delivered to each of the Purchasers, or replacements thereof on substantially the same terms, (b) in the ordinary course and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (c) for any Restricted Payment permitted by Section 10.10.

Section 10.2.	Merger, Consolidation, Etc.

The Borrower will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person.

Section 10.3.	Sale of Assets.

The Borrower will not sell, lease, transfer or otherwise dispose of any of its assets, including without limitation, any portion of the Project, except (a) sales of oil pursuant to the Transaction Documents, (b) sales of inventory in the ordinary course of business, (c) sales of equipment in the ordinary course of business if the same have been replaced (or within 180 days will be replaced) to the extent necessary for the continued operation of the Project, (d) sales of obsolete, worn out or surplus property in the ordinary course of business, (e) sales of assets that will not have a material effect on the continued operation of the Project, (f) the granting of rights of way and easements necessary in connection with the operation of the Project and (g) the asset disposition described on Schedule 10.3. The Borrower will not discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 10.4.	Investments, Loans, Advances, Guaranties and Acquisitions.

The Borrower will not purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, in each case except for (a) Permitted

Investments, (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; provided, that the aggregate amount of investments described by this Section 10.4(b) shall not exceed $25,000,000 at any time and (c) monies held in the Distribution Account (as defined in the Deposit and Disbursement Agreement) held under the Deposit and Disbursement Agreement that are eligible for distribution to the Borrower which may be invested as directed by the Borrower in accordance with the provisions of the Deposit and Disbursement Agreement.

Section 10.5.	Terrorism Sanctions Regulations.

The Borrower will not (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.6.	Restrictive Agreements.

The Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that (a) limit its rights (x) to make payments or prepayments on the Notes, whether optional or mandatory, under this Agreement or (y) to amend or waive any term or provision of this Agreement or the other Financing Documents, (b) prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing clause (b) shall not apply to (w) such provisions in agreements evidencing Permitted Indebtedness so long as such agreements do not prohibit, restrict or impose any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent for the benefit of the holders of the Notes, (x) restrictions and conditions imposed by law or by this Agreement, (y) restrictions and conditions existing on the date of Closing and identified on Schedule 10.6 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (z) customary provisions in leases restricting the assignment thereof.

Section 10.7.	Indebtedness.

The Borrower will not create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

Section 10.8.	Liens.

The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except for Permitted Encumbrances.

Section 10.9.	Amendments to Project Documents.

The Borrower will not, without the written consent of the Required Holders, (a) cancel or terminate, or consent to the cancellation or termination of, any Material Project Document, regardless of whether it is a party thereto (other than (i) termination in accordance with the terms thereof after full performance of the obligations by each party thereto or (ii) except with respect to cancellation or termination of the Interconnect Agreement or any Purchase and Sale Agreement to which a Material Producer is a party, if a Replacement Contract is entered into within 30 days after such cancellation or termination or is replaced in accordance with Sections 11(g), (h) or (o)), or (b) amend or otherwise modify, or give any consent, waiver or approval to any variation of or deviation from, the material terms of any Material Project Document, or (c) consent to or permit or accept any prepayment of amounts to become due under or in connection with any Material Project Document, or (d) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document, or (e) waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of any Material Project Document, or (f) enter into any additional Project Document if such Project Document exceeds $10,000,000 per annum in value or liabilities; provided that with respect to any of the foregoing no such consent of the Required Holders shall be required to the extent such action could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Borrower will not consent to any assignment or transfer by any Material Producer party to any Purchase and Sale Agreement of such Purchase and Sale Agreement unless (i) the Borrower reasonably and in good faith determines that, under the terms of such Purchase and Sale Agreement it cannot reasonably withhold its consent, or (ii) at the time of such assignment, the assignee (or the parent entity thereof) of such Purchase and Sale Agreement has a Fitch Rating of at least BBB- or higher, a S&P Rating of at least BBB- or higher, or a Moody’s Rating of at least Baa3 or higher.

Section 10.10.	Restricted Payments.

The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except for Restricted Payments permitted by the terms of the Deposit and Disbursement Agreement.

Section 10.11.	Borrower’s Business.

The Borrower will not engage in any business other than the ownership, financing and operation of the Project and activities (including commercial activities) reasonably related thereto or in furtherance thereof.

Section 10.12.	Hedging Agreements.

The Borrower will not enter into any Hedging Agreement, except in the ordinary course of business and not for speculative purposes.

Section 10.13.	Sale and Leasebacks.

The Borrower will not enter into any Sale-and-Leaseback Transactions.

Section 10.14.	Subsidiaries.

The Borrower will not (a) form or own any Subsidiaries, (b) become a general or limited partner in any partnership or a joint venturer in any joint venture, (c) acquire any ownership or Capital Stock in or make any capital contribution to any Person, (d) enter into any profit sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person or (e) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than, in the case of clause (e), as expressly contemplated by the Transaction Documents.

Section 10.15.	Debt Service Coverage Ratio.

The Borrower will not permit the Debt Service Coverage Ratio to be less than 1.25 to 1.00 for (a) the fiscal quarter of the Borrower ending March 31, 2006, (b) the period of two consecutive fiscal quarters of the Borrower ending June 30, 2006, (c) the period of three consecutive fiscal quarters of the Borrower ending September 30, 2006 and (d) any period of four consecutive fiscal quarters of the Borrower ending on or after December 31, 2006.

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Borrower defaults in the payment of any principal or Make-Whole Amount or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)          the Borrower defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)          the Borrower defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)          the Borrower or any Partner defaults in the performance of or compliance with any term contained herein or in any other Financing Document (other than those referred to in Sections 11(a), (b), (c) and, to the extent it involves a breach of Section 9.1, Section 11(p)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from any beneficial holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)          any representation or warranty made in writing by or on behalf of the Borrower, by any officer or partner of the Borrower or by any Partner or Sponsor in this Agreement, any other Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (i) the Borrower is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Borrower is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Borrower has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 or (y) one or more Persons have the right to require the Borrower so to purchase or repay such Indebtedness; provided that this clause (iii) shall not apply to (A) purchase money Permitted Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such purchase money Permitted Indebtedness or (B) Permitted Indebtedness where such prepayment or purchase right or obligation arises solely under provisions similar to those contained in Section 8.3 or Section 8.4; or

(g)          the Borrower or any Material Producer (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes partnership or corporate action for the purpose of any of the foregoing; provided, however, that solely with respect to any Material Producer, an Event of Default shall not exist under this clause (g) if either (x) such Material Producer shall continue to perform its obligations under the Purchase and Sale Agreement to which it is a party and, within 120 days (or such longer period as the tribunal administering the applicable event shall have allowed) after the applicable event, such Material Producer (or its trustee or receiver) shall have assumed such Purchase and Sale Agreement in a manner reasonably acceptable to the Required Holders or shall have filed a reorganization plan that expressly provides for the assumption of such Purchase and Sale Agreement on terms and conditions reasonably acceptable to the Required Holders or (y) within 120 days after the tribunal administering the applicable event rejects the Purchase and Sale Agreement with such Material Producer, the Borrower shall have entered into a Replacement Contract for such Purchase and Sale Agreement or an assignment of such Purchase and Sale Agreement to a substitute producer reasonably acceptable to the Required Holders; or

(h)          a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any Material Producer, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any Material Producer, or any such petition shall be filed against the Borrower or any Material Producer and such petition shall not be dismissed within 90 days provided, however, that solely with respect to any Material Producer, an Event of Default shall not exist under this clause (h) if either (x) such Material Producer shall continue to perform its obligations under the Purchase and Sale Agreement to which it is a party and, within 120 days (or such longer period as the tribunal administering the applicable event shall have allowed) after the applicable event, such Material Producer (or its trustee or receiver) shall have assumed such Purchase and Sale Agreement in a manner reasonably acceptable to the Required Holders or shall have filed a reorganization plan that expressly provides for the assumption of such Purchase and Sale Agreement on terms and conditions reasonably acceptable to the Required Holders or (y) within 120 days after the tribunal administering the applicable event rejects the Purchase and Sale Agreement with such Material Producer, the Borrower shall have entered into a Replacement Contract for such Purchase and Sale Agreement or an assignment of such Purchase and Sale Agreement to a substitute producer reasonably acceptable to the Required Holders; or

(i)           a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (which are not covered by insurance for which the insurer has acknowledged in writing coverage therefor) are rendered against the Borrower and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(j)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Borrower establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)	the Borrower shall at any time abandon the Project; or

(l)           a failure by any Material Producer to make a payment under a Purchase and Sale Agreement or any other material default under a Purchase and Sale Agreement to which a Material Producer is a party shall occur (except in connection with the matters addressed in Sections 11(g), 11(h) or 11(o)), and such failure or default shall continue after the applicable grace period, if any, specified therein; or

(m)         there shall occur an actual or constructive total loss of the Project; or there shall occur a Taking of all or substantially all of the Project; or

(n)          the Security Documents, shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to create a valid and perfected first priority Lien, subject to Permitted Encumbrances (to the extent purported to be granted by such documents), in any portion of the Collateral; provided that if the Security Documents cease to create such Lien in a portion of the Collateral that is not Material, such event shall constitute an Event of Default under this clause (n) only if such event exists for more than fifteen (15) days; or

(o)          any Material provision of any Material Project Document shall for any reason other than the express terms thereof (or except in connection with the matters addressed in Sections 11(g) and (h)) cease to be valid and binding on any party thereto or the Borrower shall so assert in writing, provided, however, that, except with respect to the Interconnect Agreement, such event shall not result in an Event of Default if a Replacement Contract for such Material Project Document is entered into or such event shall otherwise be cured, in each case within 120 days following such event; or

(p)          the Borrower or the Project shall become subject to any liability in respect of any Environmental Law that could reasonably be expected to have a Material Adverse Effect and the Borrower shall fail to remedy such liability within 60 days of such event.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1.   Acceleration. (a) If an Event of Default with respect to the Borrower described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Borrower, declare all the Notes then outstanding to be immediately due and payable.

(c)          If any Event of Default described in Section 11 (a) or (b) has occurred and is continuing, any beneficial holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Borrower, declare all the Notes held beneficially by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount or LIBOR Breakage Amount, as the case may be, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Borrower acknowledges, and the parties hereto agree, that each beneficial holder of a Note has the right to maintain its investment in the Notes free from repayment by the Borrower (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or LIBOR Breakage Amount, as the case may be, by the Borrower in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the beneficial holder of any Note at the time outstanding may proceed to protect and enforce the rights of such beneficial holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Borrower, may rescind and annul any such declaration and its consequences if (a) the Borrower has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or LIBOR Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of any Series of the Notes, at the Default Rate for such Series, (b) neither the Borrower nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and

(d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any beneficial holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such beneficial holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any beneficial holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Borrower under Section 15, the Borrower will pay to the beneficial holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 12.5.	Debt Service Reserve Letters of Credit.

Without limiting any other remedies of the Collateral Agent and the holders of the Notes set forth herein or in the other Financing Documents, upon the occurrence of any condition that permits drawing under and as set forth in the Debt Service Reserve Letters of Credit (including any exhibits, annexes, and schedules thereto), the Collateral Agent may, and upon the written request of the Required Holders shall, draw on the Debt Service Reserve Letters of Credit, in whole or in part, in one draw or a series of draws, and in each case pro rata between the two Debt Service Reserve Letters of Credit, and shall apply the proceeds thereof against the obligations evidenced by the Financing Documents in the manner set forth in the Deposit and Disbursement Agreement.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.	Registration of Notes.

The Borrower shall keep at its principal executive office (or shall cause the Fiscal Agent to keep on its behalf) a register for the registration and registration of transfers of Notes. The name and address of each holder and each beneficial holder of one or more Notes (including DTC as the holder of the Global Notes) , each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary. The Borrower shall give to any beneficial holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes and all beneficial holders of which the Borrower has been given notice.

Section 13.2.	Transfer and Exchange of Notes.

Upon surrender of either Global Note to the Borrower, at the address and to the attention of the designated officer (all as specified in Section 18(c)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Global Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Global Note or part thereof), within ten Business Days thereafter, the Borrower shall execute and deliver, at the Borrower’s expense (except as provided below), a new Global Note of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Global Note. Each such new Global Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note for such Series set forth in Exhibit 1.1 or Exhibit 1.2, as the case may be, provided that such transferee must be at any time prior to the Resale Restriction Termination Date, a Qualified Holder. Each such new Global Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Global Note or dated the date of the surrendered Global Note if no interest shall have been paid thereon. The Borrower may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Global Notes. Neither Global Note shall be transferred in a principal amount of less than the entire principal amount then outstanding under such Global Note. Any transferee, by its acceptance of a Global Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.	Replacement of Notes.

Upon receipt by the Borrower at the address and to the attention of the designated officer (all as specified in Section 18(c)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Global Note, and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Global Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Borrower at its own expense shall execute and deliver, in lieu thereof, a new Global Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Global Note or dated the date of such lost, stolen, destroyed or mutilated Global Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.
Section 14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount or LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in

Houston, Texas at the principal office of the Borrower in such jurisdiction. The Borrower may at any time, by notice to each beneficial holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Borrower in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the beneficial holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Borrower will pay all sums becoming due on such Note for principal, Make-Whole Amount or LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Borrower in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Borrower made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Borrower at its principal executive office or at the place of payment most recently designated by the Borrower pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Borrower in exchange for a new Note or Notes pursuant to Section 13.2. The Borrower will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.	EXPENSES, ETC.
Section 15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Borrower will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, the beneficial holders of Notes or the holder of any Global Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Financing Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Financing Document, or by reason of being a beneficial holder of any Note or the holder of any Global Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Borrower or any Partner or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses shall not exceed $5,000. The Borrower will pay, and will save the holder of each Global Note, each Purchaser and each other beneficial holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.	Survival.

The obligations of the Borrower under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent beneficial holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other beneficial holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower pursuant to this Agreement shall be deemed representations and warranties of the Borrower under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof whether written or oral.

SECTION 17.	AMENDMENT AND WAIVER.
Section 17.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Borrower and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any beneficial holder unless consented to by such beneficial holder in writing, (b) no such amendment or waiver may, without the written consent of each beneficial holder of Notes at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or LIBOR Breakage Amount on any Series of the Notes, (ii) change the percentage of the principal amount of the Notes the beneficial holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20 and (c) no amendment or waiver of Section 10.9 which could reasonably be expected to result in a Material Adverse Effect shall be effective without the consent of all holders of Notes.

Section 17.2.	Solicitation of Holders of Notes.

(a)          Solicitation. The Borrower will provide each beneficial holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such beneficial holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Borrower will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each beneficial holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)          Payment. The Borrower will not directly or indirectly provide any security or provide other credit support, to any holder or beneficial holder of Notes as consideration for or as an inducement to the entering into by any holder or beneficial holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless the same is concurrently granted or provided, on the same terms, ratably to each beneficial holder of Notes then outstanding even if such beneficial holder did not consent to such waiver or amendment, but the Borrower may offer to pay a consent fee to beneficial holders who so provide any such waiver or amendment without offering to pay such fee to those holders who fail or refuse to do so.

Section 17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all beneficial holders of Notes and is binding upon them and upon each future beneficial holder of any Note and upon the Borrower without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Borrower and the holder or beneficial holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder or beneficial holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.	Notes Held by Borrower, etc.

Solely for the purpose of determining whether the beneficial holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the beneficial holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Borrower or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid), or (d) by Electronic Delivery (to the extent permitted by the terms of this Agreement). Any such notice must be sent:

(a)          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Borrower in writing,

(b)          if to any other beneficial holder of any Note, to such beneficial holder at such address as such other beneficial holder shall have specified to the Borrower in writing, or

(c)          if to the Borrower, to the Borrower at its address set forth for communications in Schedule C or at such other address as the Borrower shall have specified to the beneficial holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the holders or beneficial holders of the Notes, may be reproduced by any holder or beneficial holder of the Notes by any photographic, photostatic, electronic, digital, or other similar process and such holder or beneficial holder may destroy any original document so reproduced. The Borrower agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder or beneficial holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Borrower or any other holder or beneficial holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Borrower in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Borrower, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser (as demonstrated by documentary evidence of such Purchaser) prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any

Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser from a source not known to the Purchaser to be under an obligation of confidentiality to the Borrower other than through disclosure by the Borrower or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder or beneficial holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Borrower (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each beneficial holder of a Note, by DTC’s acceptance of the Global Notes, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Borrower in connection with the delivery to any holder or beneficial holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder or beneficial holder (other than its nominee), such holder or beneficial holder will enter into an agreement with the Borrower embodying the provisions of this Section 20.

SECTION 21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Borrower, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Borrower of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original beneficial holder of the Notes under this Agreement.

SECTION 22.	LIMITATION ON RECOURSE.

Except as and to the extent otherwise expressly provided in respect of the Pledge Agreements, the Mortgages and the Debt Service Reserve Letters of Credit:

(a)          payment or performance of any of the obligations of the Borrower hereunder or under any of the Financing Documents will be solely obligations of the Borrower, and the Collateral Agent and the holders of the Notes shall not have recourse to (i) the assets or cash flow of, or otherwise to, the Partners (except as expressly provided in the Pledge Agreements), or (ii) the assets or cash flow of, or otherwise to, Manta Ray (except as expressly provided in the Mortgages, the Operation and Management Agreement and/or the Manta Ray Consent); and

(b)          the Collateral Agent and the holders of the Notes will not have recourse to, or claims upon, the assets or cash flow of, or otherwise to, the Sponsors or to the shareholders, officers, directors or employees of the Borrower, the Sponsors, the Partners or Manta Ray or any of their Affiliates, for the payment or performance of any of the obligations of the Borrower, any Partner or Manta Ray under any of the Financing Documents.

Notwithstanding the foregoing, the limitations on recourse provided in this Section 22 shall not apply with respect to any claim based on fraud or bad faith.

SECTION 23.	MISCELLANEOUS.
Section 23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent beneficial holder of a Note) whether so expressed or not.

Section 23.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.6 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business

Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 23.3.	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 23.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.5.	Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 23.6.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.7.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a)          The Borrower irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Borrower irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          The Borrower consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Borrower agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)          Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Borrower in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)          THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 23.9.	Restatement.

This Agreement amends and restates the SunTrust Credit Agreement. It is the intention of the parties hereto that this Agreement shall not constitute a novation or discharge of the indebtedness evidenced by the SunTrust Credit Agreement, nor shall this Agreement affect or impair the priority of the security interests and mortgages created by the Security Documents, it being the intention of the parties hereto to preserve all security interests and mortgages securing payment of the indebtedness evidenced by the Notes and other Financing Documents, which security interests and mortgages are acknowledged by the Borrower to be valid and subsisting against the Collateral.

* * * * *

If you are in agreement with the foregoing, please sign a counterpart of this Agreement and return it to the Borrower, whereupon this Agreement shall become a binding agreement between you and the Borrower.

Very truly yours,

CAMERON HIGHWAY OIL PIPELINE COMPANY

By:	/s/ W. Randall Fowler
Name:	W. Randall Fowler
Title:	Vice President and Treasurer

This Agreement is hereby accepted and agreed to as of the date thereof.

John Hancock Life Insurance Company By: /s/ Eugene X. Hodge, Jr. Name: Eugene X. Hodge, Jr. Title: Managing Director	Security Life of Denver Insurance Company By: ING Investment Management LLC, as Agent By: /s/ Paul Aronson Name: Paul Aronson Title: Vice President
Manulife Insurance Company By: /s/ Eugene X. Hodge, Jr. Name: Eugene X. Hodge, Jr. Title: Authorized Signatory	ReliaStar Life Insurance Company By: ING Investment Management LLC, as Agent By: /s/ Paul Aronson Name: Paul Aronson Title: Vice President
John Hancock Life Insurance Company (U.S.A.) By: /s/ Eugene X. Hodge, Jr. Name: Eugene X. Hodge, Jr. Title: Authorized Signatory	ING VP Intermediate Bond Portfolio By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President
ING USA Annuity and Life Insurance Company By: ING Investment Management LLC, as Agent By: /s/ Paul Aronson Name: Paul Aronson Title: Vice President	ING Intermediate Bond Fund By: ING Funds Trust By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President
ING Life Insurance and Annuity Company By: ING Investment Management LLC, as Agent By: /s/ Paul Aronson Name: Paul Aronson Title: Vice President	ReliaStar Life Insurance Company of New York By: ING Investment Management LLC, as Agent By: /s/ Paul Aronson Name: Paul Aronson Title: Vice President

ING VP Balanced Portfolio, Inc. By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President	Core Plus Fixed Income Fund By: ING Investment Trust Co., as Trustee, severally and not jointly By: /s/ James B. Kauffmann Name: James B. Kauffmann Title: Senior Vice President
SEI Institutional Investments Trust Core Fixed Income Fund By: ING Investment Management Co., as Agent By: /s/ James B. Kauffmann Name: James B. Kauffmann Title: Senior Vice President	Stable Value Account: Quality Enhanced Fixed Income By: ING Life Insurance and Annuity Company By: /s/ Christopher Lyons Name: Christopher Lyons Title: VP, Investments
Core Fixed Income Collective Trust Fund By: ING Investment Trust Co., as Trustee, severally and not jointly By: /s/ James B. Kauffmann Name: James B. Kauffmann Title: Senior Vice President	Aetna Life Insurance Company Active Fixed Income Account By: ING Investment Management Co., as Agent By: /s/ James B. Kauffmann Name: James B. Kauffmann Title: Senior Vice President
Aetna Life Insurance Company Core Fixed Income Account By: ING Investment Management Co., as Agent By: /s/ James B. Kauffmann Name: James B. Kauffmann Title: Senior Vice President	ING VP Strategic Allocation Balanced Portfolio By: ING Strategic Allocation Portfolios, Inc. severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President
ING Americas Retirement Plan By: ING U.S. Pension Committee By: /s/ Darryl L. Harris Name: Darryl L. Harris Title: Chairman	ING VP Strategic Allocation Income Portfolio By: ING Strategic Allocation Portfolios, Inc., severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President

ING Balanced Fund By: ING Series Fund, Inc., severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President	ING Strategic Allocation Income Fund By: ING Series Fund, Inc., severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President
ING VP Strategic Allocation Growth Portfolio By: ING Strategic Allocation Portfolios, Inc., severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President	ING Strategic Allocation Growth Fund By: ING Series Fund, Inc., severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President
Core Fixed Income Common Trust Fund By: ING Investment Trust Co., as Trustee, severally and not jointly By: /s/ James B. Kauffmann Name: James B. Kauffmann Title: Senior Vice President	USLICO Asset Allocation Portfolio By: USLICO Series Fund, severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President
ING Strategic Allocation Balanced Fund By: ING Series Fund, Inc., severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President	USLICO Bond Portfolio By: USLICO Series Fund, severally and not jointly By: /s/ Maria M. Anderson Name: Maria M. Anderson Title: Vice President

The Northwestern Mutual Life Insurance Company By: /s/ Howard Stern Name: Howard Stern Title: Its Authorized Representative	First SunAmerica Life Insurance Company By: AIG Global Investment Corp., investment adviser By: /s/ John Henry Pollock Name: John Henry Pollock Title: Managing Director
The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account By: /s/ Howard Stern Name: Howard Stern Title: Its Authorized Representative	Hartford Accident and Indemnity Company By: Hartford Investment Services, Inc. Its: Agent and Attorney-in-Fact By: /s/ Ronald A. Mendel Name: Ronald A. Mendel Title: Managing Director
Unum Life Insurance Company Of America By: Provident Investment Management, LLC, its Agent By: /s/ Ben Vance Name: Ben Vance Title: Vice President	Physicians Life Insurance Company By: Hartford Investment Management Company Its: Investment Advisor By: /s/ Ronald A. Mendel Name: Ronald A. Mendel Title: Managing Director
Colonial Life & Accident Insurance Company By: Provident Investment Management, LLC, its Agent By: /s/ Ben Vance Name: Ben Vance Title: Vice President	General Electric Capital Corporation By: /s/ Simon Duncan Name: Simon Duncan Title: Authorized Signatory
AIG Annuity Insurance Company By: AIG Global Investment Corp., investment adviser By: /s/ John Henry Pollock Name: John Henry Pollock Title: Managing Director	Jefferson-Pilot Life Insurance Company By: /s/ James E. McDonald, Jr. Name: James E. McDonald, Jr. Title: Vice President

SunTrust Capital Markets, Inc. By: /s/ Mark E. Brown Name: Mark E. Brown Title: Managing Director

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED

[NAME OF PURCHASER]	$
(1)	All payments by wire transfer of immediately available funds to:
with sufficient information to identify the source and application of such funds.
(2)	All notices of payments and written confirmations of such wire transfers:
(3)	All other communications:

Schedule A-1

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Account Control Agreement” means each tri-party agreement by and among the Borrower, the Collateral Agent and a depositary bank or securities intermediary at which the Borrower maintains a deposit account or investment account, granting “control” over such deposit accounts and investment accounts to the Collateral Agent in a manner that perfects the Lien of the Collateral Agent under the UCC and provides for a sweep of all amounts deposited therein to the Operating Account (as defined in the Deposit and Disbursement Agreement), in each case in form and substance reasonably satisfactory to the Collateral Agent.

“Additional Consent” means the consent of the Transaction Parties that are parties thereto to the assignment of any Additional Consent Contract to the Collateral Agent pursuant to the Security Documents, substantially in the form of Exhibit A or otherwise in Satisfactory Form; provided, that if the Borrower has entered into a Consent with a given Transaction Party on or prior to the date of Closing, any Additional Consent with the same Transaction Party (or its Affiliate) shall be substantially in the form of such Consent previously entered into or otherwise in Satisfactory Form.

“Additional Consent Contract” means, collectively, any of the following entered into after the date hereof (a) any Onshore Construction Contract, (b) any Additional Purchase and Sale Agreement with a term in excess of one year under which any Credit Party shall have obligations (or the right to receive net revenues) in any fiscal year of the Borrower in excess of 10% of the net revenues of the Borrower for such fiscal year, (c) any Connection Agreement, and (d) any License Agreement in respect of which the Borrower shall have obligations (or the right to receive net revenues) in any fiscal year of the Borrower in excess of 10% of the net revenues of the Borrower for such fiscal year.

“Additional Purchase and Sale Agreement” means any Purchase and Sale Agreement that is not an Existing Purchase and Sale Agreement, as such agreement may be amended, modified or supplemented from time to time. For the avoidance of doubt, the Existing Purchase and Sale Agreements shall not at any time be considered “Additional Purchase and Sale Agreements”.

“Administrative Agent” means SunTrust Bank, in its capacity as Administrative Agent under the SunTrust Credit Agreement.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Borrower, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Borrower or any Person of which the Borrower

Schedule B-1

beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Assignment (CHOPS)” means the assignment and assumption agreement dated as of July 10, 2003 by and between GulfTerra and Manta Ray, as assignors, and the Borrower, as assignee, relating to the assignment to and assumption by the Borrower of certain Project Documents and other assets from such assignors, in each case as such assignment and assumption agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“beneficial holder” means a holder of a beneficial interest in a Global Note, as reflected on Schedule A, and any transferee of any such beneficial interest of which the Borrower has received notification from the transferor or the transferee so long as such notification includes the same type of information with respect to the transferee as set forth on Schedule A with respect to the transferor.

“BHP” means BHP Billiton Petroleum (Deepwater) Inc., a Delaware corporation.

“BHP Consent” means the Consent and Agreement, dated as of July 10, 2003, by and among BHP, the Borrower and JPMorgan Chase Bank, N.A. as collateral agent, administrative agent and initial noteholder agent (with the Borrower having given notice to BHP that the Collateral Agent has succeeded JPMorgan Chase Bank, N.A. as “Collateral Agent” as defined therein), relating to the BHP Purchase and Sale Agreement, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“BHP Purchase and Sale Agreement” means the Cameron Highway Purchase and Sale Agreement, dated as of June 23, 2003, by and between BHP and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Borrower” is defined in the first paragraph of this Agreement.

“BP” means BP Exploration & Production Inc., a Delaware corporation.

“BP Consent” means the Consent and Agreement, dated as of July 10, 2003, by and among BP, the Borrower, GulfTerra and JPMorgan Chase Bank, N.A. as collateral agent, administrative agent and initial noteholder agent (with the Borrower having given BP notice that the Collateral Agent has succeeded JPMorgan Chase Bank, N.A. as “Collateral Agent” as

Schedule B-2

defined therein), relating to the BP Purchase and Sale Agreement, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“BP Purchase and Sale Agreement” means the Cameron Highway Purchase and Sale Agreement, dated as of June 23, 2003, by and between BP, GulfTerra and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Business Day” means (a) with respect to any determination of the Interest Period with respect to any Series B Note accruing interest by reference to the LIBOR Rate, a London Business Day, and (b) for all other purposes, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Caesar” means Caesar Oil Pipeline Company LLC, a Delaware limited liability company.

“Cameron Highway Oil Pipeline” means the oil pipeline system delivering oil from the Ship Shoal 332 Platform B to multiple delivery points. Such delivery points are located in Texas City, Texas and Port Arthur, Texas on the date of Closing and may include additional delivery points thereafter.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means any class of capital stock, share capital, limited liability company interest, general or limited partnership interest or any other similar equity interest of a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Captive Insurance” is defined in Section 9.2(c).

“Change of Control” is defined in Section 8.3(f).

“Change of Control Prepayment Date” is defined in Section 8.3(b).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the property of the Borrower or any other Person that is subject to a Lien created by any Security Document.

“Collateral Agency Agreement” is defined in Section 4.11(a).

“Collateral Agent” has the meaning specified in the Collateral Agency Agreement.

Schedule B-3

“Confidential Information” is defined in Section 20.

“Connection Agreements” means, collectively, each agreement, other than the Interconnect Agreement, under which the Borrower agrees with one or more counterparties to connect the Project to another pipeline system, refinery, terminal or other third party system, as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Consents” means, collectively, the BP Consent, the UNOCAL Consent, the BHP Consent, and the Manta Ray Consent.

“Credit Party” means the Borrower and the Partners.

“Debt Service” means, for any period, the sum, without duplication, of (a) Total Interest Expense for such period plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable or that are to become due and payable during such period (including without limitation any LIBOR Breakage Amounts and Make-Whole Amounts or other fees relating thereto) pursuant to any agreement or instrument to which the Borrower is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capital Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by the Borrower.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) Debt Service for such period.

“Debt Service Reserve Account” means that certain bank account maintained by the Borrower at the Depositary Bank entitled “Cameron Highway Oil Pipeline Debt Service Reserve Account” in accordance with the terms of the Deposit and Disbursement Agreement.

“Debt Service Reserve Amount” means, as of the date of this Agreement, the sum of $36,758,398, which amount shall be revised as of the end of each fiscal quarter of the Borrower by the Collateral Agent at the request of the Required Holders to reflect the then-current projection of the maximum annual Debt Service to be due on the Notes during any future six-month period.

“Debt Service Reserve Letters of Credit” means those letters of credit in an aggregate face amount of not less than the Debt Service Reserve Amount issued for the account of the Borrower or the Partners by financial institutions with a rating of A- or better by S&P or Fitch or A3 or better by Moody’s and for the benefit of the Collateral Agent, which letters of credit shall be substantially in the form of, and with substantially the same terms and conditions as those set forth in, the letters of Credit attached to the Deposit and Disbursement Agreement as Exhibit 2 thereto.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Schedule B-4

“Default Rate” means, with respect to any Note, that rate of interest that is the greater of (a) 2% per annum above the rate of interest otherwise in effect with respect to such Note or (b) the Prime Rate plus two percent (2%) per annum.

“Deposit and Disbursement Agreement” is defined in Section 4.11(b).

“Depositary Bank” means JPMorgan Chase Bank, N.A., solely in its capacity as Depositary bank and securities intermediary pursuant to the JPMorgan Account Control Agreement, and any successor to JPMorgan Chase Bank, N.A. as permitted by the terms of the Deposit and Disbursement Agreement and the JPMorgan Account Control Agreement.

“Disbursement Agent” has the meaning specified in the Deposit and Disbursement Agreement.

“Disclosure Documents” is defined in Section 5.3.

“DTC” means the Depository Trust Company of New York, a New York corporation.

“EBITDA” means, in respect of any period, an amount equal to the sum of (a) Net Income for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, all as determined in accordance with GAAP.

“Electronic Delivery” is defined in Section 7.1(a).

“Enterprise” means Enterprise Products Operating L.P., a Delaware limited partnership.

“Enterprise CHOPS” means Cameron Highway Pipeline I, L.P., a Delaware limited partnership.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.

“Event of Default” is defined in Section 11.

Schedule B-5

“Event of Loss” means an event, including without limitation, any Taking or casualty, which causes all or a portion of the Project to be damaged, destroyed, condemned or rendered unfit for normal use for any reason whatsoever.

“Event of Loss Prepayment Date” is defined in Section 8.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing Purchase and Sale Agreements” means, collectively, the BP Purchase and Sale Agreement, the BHP Purchase and Sale Agreement, the UNOCAL Purchase and Sale Agreement, the Kerr-McGee Purchase and Sale Agreement and the Shell Purchase and Sale Agreement.

“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.

“Financing Documents” means Notes, this Agreement, the Collateral Agency Agreement, the Deposit and Disbursement Agreement and the Security Documents, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of the Collateral Agent or any holders of Notes, or all of the them, by the Borrower, any Partner or any other Person in connection with this Agreement.

“Fiscal Agent” means SunTrust Bank.

“Fitch” means Fitch Ratings Ltd.

“force majeure” means the causes, conditions, events or circumstances which are beyond the reasonable control of the Person claiming force majeure, and could not have been avoided or prevented by such Person’s reasonable and diligent foresight, planning and implementation. Such causes, conditions, events and circumstances shall include, without limitation, acts of God, war (declared or undeclared), terrorism, insurrections, hostilities, strikes (other than strikes by the employees of such Person or any of its Affiliates, which strikes shall be deemed not to be a force majeure event), lockouts, riots, floods, fires, storms and conduct which would violate any applicable material criminal laws of a Governmental Authority.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“GB72 Platform Space Agreement” means the Platform Space Agreement between the Borrower, Enterprise Field Services, LLC and GOM Shelf LLC (and/or other counterparties at the time of execution), as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Global Notes” means, collectively, the Series A Global Note and the Series B Global Note.

“Government Approvals” means any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment,

Schedule B-6

decree, publication, notice to, declaration of or with or registration by or with any Governmental Authority.

“Governmental Authority” means

(a)	the government of

(i)           the United States of America or any state or other political subdivision thereof, or

(ii)          any other jurisdiction in which the Borrower conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower, or

(b)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)          to purchase such indebtedness or obligation or any property constituting security therefor;

(b)          to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)          to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)          otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“GulfTerra” means GulfTerra Energy Partners, L.P., a Delaware limited partnership (n/k/a Enterprise GTM Holdings L.P., a Delaware limited partnership).

“Hazardous Material” means (a) any “hazardous waste,” “industrial waste,” “solid waste,” “hazardous substance,” “toxic substance,” “hazardous material,” “pollutant,” or “contaminant” as those or similar terms are defined, identified, or regulated under any

Schedule B-7

Environmental Laws; (b) any asbestos containing materials, lead based paint, polychlorinated biphenyls, urea formaldehyde, or radon; (c) any petroleum or petroleum product; and (d) any substance or material that, whether by its nature or its use, is subject to regulation under any Environmental Law or for which any Governmental Authority requires environmental investigation, remediation, or monitoring.

“Hedging Agreement” means any agreement evidencing a Hedging Transaction.

“Hedging Transaction” means, with respect to any Person, any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is an interest rate swap, interest rate option, interest rate cap transaction or interest rate floor transaction.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Borrower pursuant to Section 13.1.

“IAI” means an “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)          its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock mandatorily redeemable on any date prior to one year after the Maturity Date;

(b)          its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)          (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)          all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)          all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)           the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Schedule B-8

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Independent Engineer” means Stone & Webster Management Consultants, Inc. or any other engineering firm satisfactory to the Required Holders.

“Independent Reserve Engineer” means Netherland, Sewell & Associates, Inc.

“INHAM Exemption” is defined in Section 6.2(e).

“Insurance Requirements” is defined in Section 9.2.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder or beneficial holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interconnect Agreement” means the Offshore Facilities Interconnection, Construction and Operating Agreement, effective as of June 23, 2003 among Caesar, Manta Ray, the Borrower and GulfTerra, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Interest Payment Date” is defined in Section 8.9(d).

“Interest Period” means, with respect to any Series B Note, the period of one (1) month, three (3) months, six (6) months (or such other period mutually agreed to by the Borrower and the beneficial holders of the Series B Notes) commencing on the date of Closing and ending on the numerically corresponding day in the first (1st), third (3rd), sixth (6th) (or such other mutually agreed period), as the case may be, succeeding month thereafter, and each successive period of one (1) month, three (3) months, six (6) months (or such other mutually agreed period) thereafter commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the first (1st), third (3rd), sixth (6th) (or such other mutually agreed period), as the case may be, succeeding month thereafter, provided, however, that

(a)          in no event may any Interest Period end after the maturity date of the Series B Notes;

(b)          any changes in the rate of interest applicable to a Series B Note bearing interest by reference to the Prime Rate resulting from changes in the Prime Rate shall take place immediately regardless of whether such change shall occur during such Interest Period;

(c)           if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business

Schedule B-9

Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the first (1st), third (3rd), sixth (6th) (or such other mutually agreed period), as the case may be, succeeding calendar month.

Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of the last day of the Interest Period and the day on which the applicable loans are repaid or prepaid in full. Unless the Borrower provides notice to each holder of Series B Notes no less than four (4) Business Days prior to the end of any Interest Period requesting that the next Interest Period for the Series B Notes have a duration other than three (3) months, each Interest Period for the Series B Notes shall be three (3) months.

“Interest Rate Margin” means, at any time, with respect to any Series B Note, 1.00% per annum.

“JPMorgan Account Control Agreement” is defined in Section 4.11(f).

“Kerr-McGee” means Kerr-McGee Oil & Gas Corporation.

“Kerr-McGee Purchase and Sale Agreement” means the Cameron Highway Purchase and Sale Agreement, dated as of June 15, 2004, by and between Kerr-McGee and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“LIBOR Breakage Amount” is defined in Section 8.10(b).

“LIBOR Rate” means, with respect to the applicable Interest Period, the sum of (a) the Interest Rate Margin and (b) (i) the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%), equal to the offered rate for deposits in US Dollars, for a period of time comparable to such Interest Period, which appears on the Bloomberg page “Currency BBAM 1” as of 11:00 a.m. London time on the day that is two (2) London Business Days prior to the first day of such Interest Period (or three Business Days prior to the beginning of the first Interest Period), or (ii) if such rate ceases to be reported in accordance with the above definition on Bloomberg Page “Currency BBAM 1,” the rate per annum quoted by SunTrust Bank at approximately 11:00 A.M. (Atlanta time) on the first Business Day of such Interest Period for loans in US Dollars to major banks in the London interbank Eurodollar market for a period equal to such Interest Period, commencing on the first day of such Interest Period and in an amount comparable to the outstanding principal amount of the Series B Notes.

“License Agreements” means, collectively, each agreement under which one or more counterparties agrees to grant a license or right of way to the Borrower in connection with a Connection Agreement, as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

Schedule B-10

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“London Business Day” means, a day on which dealings in US Dollars are carried on in the London inter-bank eurodollar market.

“Loss Proceeds” means all net proceeds from an Event of Loss, including, without limitation, condemnation proceeds and insurance proceeds (including, without limitation, business interruption insurance proceeds) or other amounts actually received on account of an event which causes all or a portion of the Project to be damaged, destroyed, condemned or rendered unfit for normal use.

“Make-Whole Amount” is defined in Section 8.8.

“Manta Ray” means Manta Ray Gathering Company, L.L.C., a Delaware limited liability company.

“Manta Ray Consent” means a Consent and Agreement substantially in the form of Exhibit A.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the Project or the business, operations, affairs, financial condition, assets or properties of the Borrower, or (b) the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Financing Documents, or (c) the validity or enforceability of any of the Financing Documents.

“Material Documents” means, collectively, the Financing Documents and the Material Project Documents.

“Material Event of Loss” means an Event of Loss with respect to the Project for which the total Loss Proceeds payable in respect of the lost, condemned or damaged property are greater than $10,000,000.

“Material Permits” means all Governmental Approvals necessary as of the date of determination for, and material to, the construction, development, use, operation, ownership, or maintenance of the Project.

“Material Producers” means any producer for which the Borrower’s revenues attributable to such producer for the fiscal quarter of the Borrower ending immediately prior to such date of determination, exceed 30% of the gross revenues of the Borrower during such quarter.

Schedule B-11

“Material Project Documents” means the documents listed on Schedule I, the GB72 Platform Space Agreement, the Interconnect Agreement, the Connection Agreements and the License Agreements (in each case as such contracts may be amended, modified, supplemented or replaced from time to time) and all other documents or agreements where the failure of Borrower to maintain such document or agreement would result in Material Adverse Effect.

“Maturity Date” means December 15, 2017.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” is defined in Section 4.11(e).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Income” means, for any period, net income (or deficit) of the Borrower, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Borrower whose responsibilities extend to the subject matter of such certificate.

“Onshore Construction Contract” means each contract entered into by the Borrower in connection with the design of, construction of, engineering of and equipment procurement services in respect of the onshore portion of the Project under which the obligations of the Borrower exceed $5,500,000, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof (except as otherwise provided herein).

“Operation and Management Agreement” means the Operation and Management Agreement, dated as of June 30, 2003, by and between the Borrower and Manta Ray, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Participation Agreement” means the Participation Agreement and Assignment, dated as of July 10, 2003, by and between Valero, GulfTerra, Enterprise CHOPS and Manta Ray, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

Schedule B-12

“Partners” means each of Enterprise CHOPS, Valero CHOPS I and Valero CHOPS II.

“Partnership Agreement” means the Amended and Restated Partnership Agreement of the Borrower, dated as of July 10, 2003, by and between the Partners, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Encumbrances” means:

(a)          Liens in favor of the Collateral Agent securing the Indebtedness and obligations evidenced by the Financing Documents;

(b)          Liens imposed by law for taxes that are not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(c)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(d)          Liens incurred (other than any inchoate Lien imposed by ERISA) or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure (or obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, in each case having ordinary and customary terms;

(e)          easements, rights-of-way, restrictions, servitudes, permits, reservations, encroachments, exceptions, conditions, covenants and other similar charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

(f)	inchoate Liens arising under ERISA;

(g)           any obligations or duties affecting any of the assets of the Borrower to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such asset for the purposes for which it is held;

Schedule B-13

(h)          defects, irregularities and deficiencies in title of any rights-of-way or other property of the Borrower which in the aggregate do not materially and adversely affect the business of the Borrower, and defects, irregularities and deficiencies in title to any property of the Borrower which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(i)           security interests arising by operation of law solely under Article 2 of the UCC to the extent and so long as the “debtor” with respect to such security interests does not have or does not lawfully obtain possession of the goods subject thereto;

(j)	any right of set off arising under common law or by statute;

(k)          Liens securing Indebtedness permitted under clause (a) of the definition of Permitted Indebtedness;

(l)           any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Borrower after the date of the Closing, provided that

(i)           any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii)          the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the lesser of (A) the cost to the Borrower of the property (or improvement thereon) so acquired or constructed and (B) the fair market value (as determined in good faith by the board of directors of the Borrower) of such property (or improvement thereon) at the time of such acquisition or construction,

(iii)         any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property, and

(iv)         any such secured Indebtedness shall be permitted by clause (e)(ii) of the definition of a Permitted Indebtedness;

(m)         any Lien securing obligations under any Capital Lease, to the extent such Indebtedness is permitted by clause (e)(ii) of the definition of Permitted Indebtedness and to the extent such Lien covers only the property subject to such Capital Lease;

(n)           any Lien existing on any property acquired by the Borrower at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in

Schedule B-14

contemplation of such consolidation or merger or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(o)          any attachment or judgment Liens securing a judgment or judgments not otherwise constituting an Event of Default under Section 11(i); and

(p)          any Lien securing obligations under any Hedging Agreement permitted under clause (d) of the definition of Permitted Indebtedness subject to the terms of an intercreditor agreement in form and substance reasonably satisfactory to the Required Holders.

“Permitted Indebtedness” means (a) any Indebtedness of the Borrower, which, at Borrower’s election, may be secured pari passu with the Indebtedness evidenced by the Notes, that (i) would not result, after giving effect to the incurrence of such Indebtedness, in the Projected Average Annual Debt Service Coverage Ratio being less than 1.25 to 1.00, as certified by a Senior Financial Officer of the Borrower prior to the incurrence of such Indebtedness, (ii) would not result in, after giving effect to the incurrence of such Indebtedness, a Senior Secured Debt Rating of less than BBB- by Fitch or S&P or Baa3 by Moody’s at the time of such incurrence as confirmed by a writing executed by any of such rating agencies at or about the time of the incurrence of such Indebtedness and (iii) if secured, is subject to the terms of an intercreditor agreement that is in form and substance satisfactory to the Required Holders in their reasonable discretion, (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, or to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, construction, operating and maintenance agreements, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; provided, that the aggregate amount of Indebtedness described by this clause (b) shall not exceed $25,000,000 at any time, (c) Indebtedness created under the Financing Documents, (d) Indebtedness existing in connection with Hedging Agreements, provided that such Hedging Agreements are entered into by the Borrower in the ordinary course of business for the purpose of hedging against fluctuations in interest rates and not for speculative purposes, (e) (i) other unsecured Indebtedness and (ii) other Indebtedness incurred in connection with the acquisition after the date of Closing of any real or personal property by the Borrower or under any Capital Lease; provided that the aggregate amount of Indebtedness described in this clause (e) shall not exceed $25,000,000 at any time and (f) Subordinated Indebtedness extended by the Sponsors.

“Permitted Investments” means:

(a)           marketable direct obligations issued or unconditionally guaranteed by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

Schedule B-15

(b)          marketable direct obligations issued by any state or public instrumentality thereof maturing within one year from the date of acquisition thereof, and at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s;

(c)          investments in commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;

(d)          investments in certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition thereof issued by (i) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any bank which has a short-term commercial paper rating meeting the requirements of clause (c) above (any such Lender or bank, a “Qualifying Lender”);

(e)          investments in eurodollar time deposits having a maturity of less than one year issued by any Qualifying Lender; and

(f)           fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than 14 days with any Qualifying Lender relating to securities described in clause (a) above.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Pledge Agreements” is defined in Section 4.11(d).

“Preferred Stock” means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” means, at any time, the rate of interest publicly announced at such time by SunTrust Bank (or its successor) in Atlanta, Georgia as its “base” or “prime” rate. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Project” means the Cameron Highway Oil Pipeline, the platforms and facilities related thereto and all assets, equipment and machinery used or useful in connection therewith and owned or leased by the Borrower.

Schedule B-16

“Project Documents” means all of the contracts relating to ownership, operation and maintenance of the Project (as such contracts may be amended, modified, supplemented or replaced from time to time) entered into before, on or after the date of Closing.

“Project Revenues” means, for any period, all revenues or income of the Borrower in respect of such period, including, without limitation, all revenues received pursuant to the Purchase and Sale Agreements and any other Project Documents, interest and other income earned on amounts in any accounts of the Borrower and all other income, however earned, and proceeds paid or credited to the Borrower from any business interruption insurance policies, but excluding any Loss Proceeds solely as contemplated by the Deposit and Disbursement Agreement.

“Projected Average Annual Debt Service Coverage Ratio” means, in connection with the incurrence of any Indebtedness, the average annual Debt Service Coverage Ratio from the date of the incurrence of such Indebtedness through the Maturity Date, as shown in the Projections delivered pursuant to Section 7.1(h).

“Projections” is defined in Section 4.14.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchase and Sale Agreements” means, collectively, the Existing Purchase and Sale Agreements, and each other agreement entered into by the Borrower or its Affiliates relating to the purchase of oil from and/or the sale of oil to the Borrower as such agreements may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Holder” means a Qualified Institutional Buyer or an IAI.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Real Estate” means the real property and improvements (a) owned or leased by the Borrower and (b) if related to the Project, owned or leased by Manta Ray.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Replacement Contract” means, in respect of a Material Project Document, a replacement of such Material Project Document with a contract in form and substance, and

Schedule B-17

executed by parties, reasonably acceptable to the Required Holders as evidenced by their written consent thereto.

“Required Holders” means, at any time, the beneficial holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned, beneficially or otherwise, by the Borrower or any of its Affiliates).

“Resale Restriction Termination Date” means the date which is two years after the original issue date of the Notes.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, in connection with the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Borrower or any option, warrant or other right to acquire any such Capital Stock of the Borrower and any payment with respect to Subordinated Indebtedness or Indebtedness owing to either Sponsor or an Affiliate of either Sponsor.

“S&P” means Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sale-and-Leaseback Transaction” means a transaction or series of transactions pursuant to which the Borrower shall sell or transfer to any Person any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower shall rent or lease as lessee, or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

“Satisfactory Form” means, in respect of any reference to an agreement, instrument, certificate, Governmental Approval, or other document being in “Satisfactory Form”, the form approved by the Required Holders and the Collateral Agent, prior to the delivery or issuance thereof as being in form and substance reasonably satisfactory to them (whether such agreement is reached before or after the date hereof) in respect of the relevant document.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” is defined in Section 4.11(c).

Schedule B-18

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreements, the Mortgages, the JPMorgan Account Control Agreement, the Account Control Agreements, the Consents, and all other instruments and agreements now or hereafter securing the whole or any part of the obligations evidenced by the Financing Documents, along with all UCC financing statements, fixture filings, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by the Borrower, any Partner, Manta Ray or any Affiliate thereof to the Collateral Agent in connection with the foregoing.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Senior Secured Debt Rating” means a rating established by Fitch, Moody’s or S&P for the Indebtedness evidenced by the Financing Documents.

“Series” means any one or more of the series of Notes issued hereunder.

“Series A Notes” is defined in Section 1.

“Series A Global Note” means a promissory note substantially in the form attached hereto as Exhibit 1.1 with such legends as may be required by DTC.

“Series B Notes” is defined in Section 1.

“Series B Global Notes” means a promissory note substantially in the form attached hereto as Exhibit 1.2 with such legends as may be required by DTC.

“Series B Required Holders” means, at any time, the beneficial holders of at least a majority in principal amount of the Series B Notes at the time outstanding (exclusive of Notes then owned, beneficially or otherwise, by the Borrower or any of its Affiliates).

“Shell” means Shell Offshore, Inc.

“Shell Purchase and Sale Agreement” means the Cameron Highway Purchase and Sale Agreement, dated as of December 17, 2004, by and between Shell and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“Ship Shoal 332 Platform B” means a pipeline junction platform owned by the Borrower located on the outer continental shelf at Ship Shoal 332.

“Source” is defined in Section 6.2.

“Sponsors” means Enterprise and Valero.

“Subordinated Indebtedness” means unsecured Indebtedness of the Borrower that is expressly subordinated and made junior to the payment and performance in full of the Indebtedness evidenced by the Financing Documents, and evidenced as such by a written

Schedule B-19

instrument containing subordination provisions in form and substance substantially as attached hereto as Exhibit B.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“SunTrust Credit Agreement” is defined in the second paragraph of this Agreement.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taking” means the condemnation, confiscation or seizure of title by any Governmental Authority (or otherwise by right of eminent domain or conveyance in lieu thereof) of all or any portion of the Project.

Schedule B-20

“Total Interest Expense” means, for any period, the aggregate amount of interest required to be paid or accrued by the Borrower during such period on all Indebtedness of the Borrower outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Transaction Documents” means, the Financing Documents, the Project Documents and all other documents, agreements, instruments and certificates in connection with the foregoing.

“Transaction Party” means a Person that is a party to a Transaction Document.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UNOCAL” means Union Oil Company of California, a California corporation.

“UNOCAL Consent” means Consent and Agreement, dated as of July 10, 2003, by and among UNOCAL, the Borrower, and JPMorgan Chase Bank, N.A. as collateral agent, administrative agent and initial noteholder agent (with Borrower having given notice that the Collateral Agent has succeeded JPMorgan Chase Bank, N.A. as “Collateral Agent” as defined therein)], relating to the UNOCAL Purchase and Sale Agreement, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“UNOCAL Purchase and Sale Agreement” means the Cameron Highway Purchase and Sale Agreement, dated as of June 23, 2003, by and between UNOCAL and the Borrower, as such agreement may be amended, modified or supplemented from time to time to the extent permitted by the terms hereof.

“US Dollars” means the lawful currency of the United States of America.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Valero” means Valero Energy Corporation, a Delaware corporation.

“Valero CHOPS” means collectively, Valero CHOPS I and Valero CHOPS II.

Schedule B-21

“Valero CHOPS I” means Valero CHOPS I, L.P., a Delaware limited partnership, or after Valero (or any of its affiliates or subsidiaries) transfers (directly or indirectly) the partnership interest in the Borrower held by Valero CHOPS I to Valero LP or a Subsidiary thereof, “Valero CHOPS I” shall mean Valero LP or such Subsidiary thereof.

“Valero CHOPS II” means Valero CHOPS II, L.P., a Delaware limited partnership, or after Valero (or any of its affiliates or subsidiaries) transfers (directly or indirectly) the partnership interest in the Borrower held by Valero CHOPS II to Valero LP or a Subsidiary thereof, “Valero CHOPS II” shall mean Valero LP or such Subsidiary thereof.

“Valero LP” means Valero L.P., a Delaware limited partnership.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or classes of a corporation, an association or another business entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or individuals performing similar functions) of such Person or which permit the holders thereof to control the management of such Person, including general partnership interests in a partnership and membership interests in a limited liability company.

Schedule B-22

SCHEDULE C

INFORMATION RELATING TO BORROWER

Cameron Highway Oil Pipeline Company

2727 North Loop West, Suite 700

Houston, Texas 77008

Attention: Mr. Randy Fowler

Facsimile: 713-880-8200

Schedule C-1

SCHEDULE 6.3

LEGEND

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE BORROWER OR ANY AFFILIATE OF THE BORROWER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Schedule 6.3-1

SCHEDULE 9.2

INSURANCE REQUIREMENTS

Borrower will maintain or cause to be maintained the following minimum insurance until the Notes are paid in full in cash and all other amounts due and owing under Financing Documents have been paid in full in cash. Insurance can be placed through a Project specific policy or through a Sponsor corporate insurance program, provided the terms and conditions of the Insurance Requirements are fully met. In the event any aggregates are reduced or exhausted at other assets owned by the Sponsors, they must be reinstated or replaced for the benefit of the Project.

Physical Damage - Operations

Insurance covering all risks of physical loss or physical damage to offshore and onshore property owned by the Borrower or in which the Borrower has an interest or for which the Borrower has a responsibility to insure. Such insurance shall be written in an amount not less than the full replacement cost of those assets for which the Borrower is responsible, including the pipelines. Such cover shall include removal of wreckage and debris, use of hired vessels, increased cost of construction, terrorism and strike, sue and labor expenses, standby charges, subject to a sublimit of 25% of the insured value of the asset(s). The policies required by this paragraph shall have a deductible of not greater than $10,000,000 per loss.

Business Interruption

Insurance covering business interruption and contingent business interruption resulting from all risks of physical loss or physical damage to offshore and onshore property owned by the Borrower or in which the Borrower has an interest or for which the Borrower has a responsibility to insure. Such insurance shall be in an amount of not less than six months of gross revenues and shall be subject to a deductible of no greater than 45 days. In the event the business interruption provided by the Borrower contemplates a deductible higher that required here, the Sponsors must substitute either (i) additional supplemental insurance or (ii) Sponsor indemnity for any differences between the higher deductible and the deductible required hereunder. In no event will the Borrower be responsible for any business interruption deductible exceeding the greater of 45 days as required in this paragraph; and provided further, if the circumstances set forth in the Events of Default as described in Section 11(g) or (h) of this Agreement shall exist with respect to a Sponsor, then the Sponsor indemnity described in clause (ii) above with respect to such Sponsor shall not satisfy as a substitute for the Borrower’s responsibility for the difference that any business interruption deductible exceeds the greater of 45 days and the Borrower shall have ten Business Days to substitute additional supplemental insurance for any affected Sponsor indemnity under this paragraph.

Liability

Commercial general liability covering all legal and/or contractual liabilities, including products and completed operations arising out of the Borrower’s operations in connection with the assets and associated pipelines and incorporating operations covered under the Project Documents. Such cover shall include pollution liability. Unless insured under a separate policy, such liability

Schedule 9.2-1

insurance shall include automobile liability and employers liability (including maritime). Such liability shall be in an amount not less than $100,000,000 any one accident occurrence and $100,000,000 in the aggregate (products and completed operations). Insurance under this paragraph may be a combination of primary and umbrella policies as long as the limits of liability equal those required. Liability policies shall be subject to a deductible of no more than$1,000,000.

Workers Compensation

Workers compensation (statutory benefits) and employers liability ($1,000,000 minimum limit). Subject to exposure, such cover shall include maritime employer’s liability.

Other Insurance

Other insurance as is prudent and may be reasonably requested from time to time by the Required Holders in the event risks not evident at Closing manifest while the Notes are outstanding.

General Conditions

Borrower shall be responsible for meeting its Oil Spill Financial Responsibility requirements under the Oil Pollution Act of 1990, as amended from time to time.

Schedule 9.2-2

EXHIBIT 1.1

[FORM OF SERIES A NOTE]

CAMERON HIGHWAY OIL PIPELINE COMPANY

5.86% SERIES A SENIOR SECURED NOTE DUE DECEMBER 15, 2017

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW) AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE NOTE PURCHASE AGREEMENT AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REQUESTED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE BORROWER OR ANY AFFILIATE OF THE BORROWER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Exhibit 1.1-1

CAMERON HIGHWAY OIL PIPELINE COMPANY

5.86% SERIES A SENIOR SECURED NOTE DUE DECEMBER 15, 2017

No. RA-[__]	[Date]
$[_______]	CUSIP: 133427 AD 6

FOR VALUE RECEIVED, the undersigned, CAMERON HIGHWAY OIL PIPELINE COMPANY (herein called the “Borrower”), a Delaware general partnership, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [_____________] DOLLARS (or so much thereof as shall not have been prepaid) on December 15, 2017, and to pay interest from the date hereof (computed on the basis of a 360-day year of twelve 30-day months) (a) on the amount of the unpaid principal balance hereof from time to time on the dates and at a rate equal to the rate provided in Section 8.9(a) of the Note Purchase Agreement (defined below) and (b) at any time that an Event of Default is continuing, at a rate equal to the rate provided in Section 8.9(g) of the Note Purchase Agreement.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the Borrower’s principal place of business or at such other place as the Borrower shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the 5.86% Series A Senior Secured Notes due December 15, 2017 (herein called the “Series A Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 15, 2005 (as from time to time amended, the “Note Purchase Agreement”), between the Borrower and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Exhibit 1.1-2

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

CAMERON HIGHWAY OIL PIPELINE COMPANY

By: ___________________________

Name:

Title:

Exhibit 1.1-3

EXHIBIT 1.2

[FORM OF SERIES B NOTE]

CAMERON HIGHWAY OIL PIPELINE COMPANY

FLOATING RATE SERIES B SENIOR SECURED NOTE DUE DECEMBER 15, 2017

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW) AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE NOTE PURCHASE AGREEMENT AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REQUESTED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE BORROWER OR ANY AFFILIATE OF THE BORROWER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Exhibit 1.2-1

CAMERON HIGHWAY OIL PIPELINE COMPANY

FLOATING RATE SERIES B SENIOR SECURED NOTE DUE DECEMBER 15, 2017

No. RB-[__]	[Date]
$[_______]	CUSIP: 133427 AE 4

FOR VALUE RECEIVED, the undersigned, CAMERON HIGHWAY OIL PIPELINE COMPANY (herein called the “Borrower”), a Delaware general partnership, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [_____________] DOLLARS (or so much thereof as shall not have been prepaid) on December 15, 2017, and to pay interest from the date hereof (a) on the amount of the unpaid principal balance hereof from time to time on the dates and at a rate equal to the rate provided in Section 8.9(b) of the Note Purchase Agreement (defined below) and (b) at any time that an Event of Default is continuing, at a rate equal to the rate provided in Section 8.9(g) of the Note Purchase Agreement.

Payments of principal of, interest on and any LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at the Borrower’s principal place of business or at such other place as the Borrower shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Floating Rate Series B Senior Secured Notes due December 15, 2017 (herein called the “Series B Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 15, 2005 (as from time to time amended, the “Note Purchase Agreement”), between the Borrower and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Exhibit 1.2-2

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable LIBOR Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

CAMERON HIGHWAY OIL PIPELINE COMPANY

By: ___________________________

Name:

Title:

Exhibit 1.2-3

EXHIBIT 4.4(a)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE BORROWER

Matters To Be Covered in Opinion of Special Counsel to the Borrower

EXHIBIT 4.4(f)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

[To Be Provided on a Case by Case Basis]